UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VNUS MEDICAL TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
OUTSTANDING SHARES, VOTES REQUIRED AND PRINCIPAL HOLDERS
Outstanding Shares and Voting Rights
Quorum and Votes Required
Principal Holders of Outstanding Voting Securities
PROPOSAL 1 ELECTION OF DIRECTORS
Recommendation of the Board of Directors
CORPORATE GOVERNANCE
COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
DIRECTORS’ COMPENSATION AND BENEFITS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS OF THE REGISTRANT
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
The Named Executive Officers for 2007
Executive Compensation Philosophy and Objectives
EXECUTIVE COMPENSATION
Grants of Plan-Based Awards in Fiscal Year 2007
Outstanding Equity Awards at 2007 Fiscal Year-End
Option Exercises and Stock Vested in Fiscal Year 2007
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
Termination or Change in Control Payments Termination Within One Year After Change in Control
Termination or Change in Control Payments Termination Between One and Two Years After Change in Control
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLANS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
FEES BILLED TO REGISTRANT BY PRICEWATERHOUSECOOPERS LLP
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board Recommendation
STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
ANNUAL REPORT
OTHER MATTERS
5799 Fontanoso Way
San Jose, California, 95138

April 18, 2008

Dear VNUS Medical Technologies, Inc. Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of VNUS Medical Technologies, Inc., which will be held at 8:30 a.m. Pacific time, on Friday, May 23, 2008, at our headquarters, 5799 Fontanoso Way, San Jose, California, 95138.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

In order to ensure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-prepaid envelope (no postage need be affixed if mailed in the United States). Please mail the completed proxy card whether or not you plan to attend the meeting.

We look forward to seeing you at the meeting.

BRIAN E. FARLEY
President and Chief Executive Officer

San Jose, California

YOUR VOTE IS IMPORTANT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2008

The Annual Meeting of Stockholders of VNUS Medical Technologies, Inc. will be held at 8:30 a.m. Pacific Time, on Friday, May 23, 2008, at our headquarters, 5799 Fontanoso Way, San Jose, California, 95138 for the following purposes:

1. To elect Edward W. Unkart and Michael J. Coyle to the Board of Directors for a three-year term and until the election and qualification of their successors;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the meeting and at any adjournments thereof is April 11, 2008.

Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a completed proxy card. A postage-prepaid envelope is enclosed for the submission of your proxy card. You may revoke a previously delivered proxy at any time prior to the meeting. If you are a stockholder of record and decide to attend the meeting and wish to revoke your proxy, you may do so automatically by voting in person at the meeting. If your shares are held by a broker or other nominee, and you would like to vote in person at the meeting, you will need to obtain a legal proxy from your broker or nominee and present it at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Cindee Van Vleck
Interim Secretary and Director of Human Resources

San Jose, California
April 18, 2008

5799 Fontanoso Way
San Jose, California, 95138

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
May 23, 2008

PROXY STATEMENT

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the Board of Directors of VNUS Medical Technologies, Inc. (the “Company”) for use at the 2008 Annual Meeting of Stockholders (the “Meeting”) to be held at our headquarters, 5799 Fontanoso Way, San Jose, California, 95138, on Friday, May 23, 2008 at 8:30 a.m. Pacific Time, and at any and all adjournments or postponements thereof.

All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by us, the proxy will be voted FOR:

1. the election of the two nominees for election to the Board of Directors listed in this proxy; and

2. the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Secretary at or before the Meeting;

•	presenting to our Secretary at or before the Meeting a new proxy with a later date; or

•	attending the Meeting and voting in person.

Attendance at the Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Meeting, your vote in person at the Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee.

We intend to mail this proxy statement and the accompanying form of proxy on or about April 18, 2008 to all stockholders entitled to vote at the Meeting. We will bear the total cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. We have retained Georgeson Shareholder Communications, Inc., professional proxy solicitors, to assist us with this proxy solicitation. We will pay the entire cost of this solicitation, which we expect to be approximately $8,500. In addition to use of the mails, proxies may be solicited by our officers, directors and regular employees personally by telephone or oral communication, none of whom will receive any compensation for these services. In accordance with Delaware law, a list of stockholders entitled to vote at the Meeting will be available at the Meeting, and for 10 days prior to the Meeting at VNUS Medical Technologies, Inc., 5799 Fontanoso Way, San Jose, California, 95138 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

OUTSTANDING SHARES, VOTES REQUIRED AND PRINCIPAL HOLDERS

Outstanding Shares and Voting Rights

At the close of business on April 11, 2008, the record date, there were approximately 15,820,371 shares of our Common Stock, par value $0.001 per share (“Common Stock”) outstanding, held by approximately 173 stockholders of record. Only stockholders of record of our Common Stock on April 11, 2008 will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of our Common Stock held of record by such stockholder on April 11, 2008.

Quorum and Votes Required

In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Meeting must be present or represented by proxy at the Meeting. Abstentions may be specified on all proposals except the election of directors, and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote such shares by the beneficial owner and does not have discretionary authority to vote such shares (i.e., broker non-votes) and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld will also be counted for purposes of establishing a quorum. Under Delaware law, directors are elected by a plurality vote. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. The two nominees securing the most “FOR” votes will be elected. The ratification of our independent registered public accounting firm and all other matters properly presented at the Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on such matters. Abstentions on such proposals will have the same effect as being counted as a vote against such proposal for purposes of determining whether stockholder approval of that proposal has been obtained. Brokers have discretionary authority to vote on the election of directors and the ratification of our independent registered public accounting firm, and thus no broker non-votes are expected on these proposals. All votes will be tabulated by an inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, withheld votes, abstentions and broker non-votes and will determine whether a quorum is present.

The person named as attorney-in-fact in the form of the accompanying proxy, Peter Osborne, was selected by our Board of Directors and is an officer of VNUS Medical Technologies. All properly executed proxies returned in time to be counted at the Meeting will be voted by Mr. Osborne at the Meeting. Aside from the election of the named directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, our Board of Directors knows of no other matter to be presented at the Meeting. If any other matters should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto in accordance with the judgment of the person named as attorney-in-fact in the proxies.

Principal Holders of Outstanding Voting Securities

The following table sets forth, as of April 11, 2008, the number and percentage of the outstanding shares of Common Stock which, according to the information supplied to us, are beneficially owned by:

•	each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding Common Stock;

•	each person who is currently a director or is a nominee for election as a director;

•	each Named Executive Officer in the Summary Compensation Table for Fiscal Year 2007 that appears on page 28, below; and

•	all current directors and executive officers as a group.

Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

					Percentage of
		Rights to			Common
		Acquire VNUS		Total	Stock
	VNUS Common	Common		Beneficial	Beneficially
Name and Address	Stock (#)	Stock (#)(1)		Ownership (#)	Owned(2)

5% Holders:
Entities affiliated with Credit Suisse First Boston(3)	2,597,597	—		2,597,597	16.4%
Wasatch Advisors, Inc.(4)	1,811,246	—		1,811,246	11.5%
Entities affiliated with Banque Carnegie Luxembourg S.A.(5)	937,409	—		937,409	5.9%
Directors:
Brian E. Farley(6)	154,461	312,995		467,456	3.0%
W. James Fitzsimmons(7)	40,250	29,750		70,000	*
Kathleen D. LaPorte(3)(7)	2,599,647	29,750		2,629,397	16.6%
Lori M. Robson, Ph.D.(7)	2,250	29,750		32,000	*
Edward W. Unkart(8)	2,250	49,750		52,000	*
Michael J. Coyle(9)	2,250	39,750		42,000	*
Gregory T. Schiffman(7)	2,250	29,750		32,000	*
Other Named Executive Officers:
Timothy A. Marcotte(10)	—	—		—	*
Peter Osborne(11)	—	—		—	*
Lian Cunningham, MD, PhD(12)	—	—		—	*
Mohan Sancheti(13)	7,760	28,021		35,781	*
Mark Saxton(14)	6,780	22,406		29,186	*
All current executive officers and directors as a group (14 persons)	2,817,898	590,255	(15)	3,408,153	21.5%

*	Represents less than 1%

(1)	Represents shares of Common Stock that the holder may acquire upon the exercise of currently vested options or options that will become vested within 60 days after April 11, 2008. With respect to all Named Executive Officers, also includes shares of Common Stock that they may acquire upon the distribution of restricted stock unit awards that are currently vested or will become vested within 60 days after April 11, 2008.

(2)	The percentage of shares beneficially owned is based on 15,820,371 shares of Common Stock outstanding as of April 11, 2008. Shares of Common Stock subject to restricted stock unit awards or options which are currently vested or exercisable or which will become vested or exercisable within 60 days after April 11, 2008 are deemed to be beneficially owned by the person holding such restricted stock units or options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	This information is derived from a Schedule 13G/A filed by Credit Suisse, a Swiss bank (the “Bank”), on behalf of its Investment Banking division, the Alternative Investments business and the U.S. private client services business with the Securities and Exchange Commission (“SEC”) on February 14, 2008. The Bank, on behalf of its subsidiaries, to the extent that such subsidiaries constitute the Investment Banking Division (the “Reporting Persons”), reports beneficial ownership of the shares indicated with shared voting and investment power of these shares. The ultimate parent company of the Bank is Credit Suisse Group, a Swiss corporation (“CSG”), which, under the federal securities laws, may be deemed to control the Bank and the Reporting

Persons. CSG, its executive officers and directors, and its direct and indirect subsidiaries, may beneficially own shares to which the Schedule 13G/A relates and shares not reported in the Schedule 13G/A. However, CSG disclaims beneficial ownership of the shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Persons. The address of the principal office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the principal office of the Reporting Persons is Eleven Madison Avenue, New York, New York, 10010. The address of CSG’s business office is Paradeplatz 8, P.O. Box 1, CH 8070, Zurich, Switzerland.

Kathleen D. LaPorte is a Managing Director of New Leaf Venture Partners, L.L.C. (“NLV”). NLV has entered into an agreement with DLJ Capital Corporation, a Delaware corporation, which is an indirect subsidiary of the Bank. Pursuant to the agreement, NLV provides sub-management services for the Sprout investment portfolio. As a result of this relationship, Ms. LaPorte may be deemed to beneficially own the shares to which the aforementioned Schedule 13G/A relates. Ms. LaPorte disclaims beneficial ownership of the shares except to the extent of her pecuniary interest therein.

(4)	This information is derived from a Schedule 13G filed by Wasatch Advisors, Inc., a Utah investment advisor, with the SEC on February 14, 2008. The address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah, 84111.

(5)	This information is derived from a Schedule 13G filed by affiliates of Banque Carnegie Luxembourg S.A., a Luxembourg bank (“Banque Carnegie”), with the SEC on February 14, 2008, which affiliates include Carnegie Fund Management Company S.A., a Luxembourg investment company (“Carnegie Fund”), Carnegie Investment Bank AB, a Swedish bank (“Carnegie Investment”) and D Carnegie & Co. AB, a Swedish holding company (“D Carnegie”). The principal business address for Banque Carnegie and Carnegie Fund is Centre Europe 5, Place de la Gare, L-1616 Luxembourg, Grand-Duchy of Luxembourg. The principal business address for Carnegie Investment and D Carnegie is Vastra Tradgardsgatan 15, SE-103 38, Stockholm, Sweden.

(6)	Mr. Farley is also a Named Executive Officer. Consists of 147,795 shares of Common Stock held directly by Mr. Farley, 6,666 shares of Common Stock held by his minor child and options to purchase 307,995 shares of Common Stock that are or will become exercisable within 60 days after April 11, 2008 and 5,000 shares of Common Stock underlying restricted stock unit awards that are or will become vested and distributable within 60 days after April 11, 2008.

(7)	Share numbers listed under “Rights to Acquire VNUS Common Stock” consist of options to purchase 29,000 shares of Common Stock that are or will become exercisable within 60 days after April 11, 2008 and 750 shares of Common Stock underlying restricted stock unit awards that are or will become vested and distributable within 60 days after April 11, 2008.

(8)	Consists of options to purchase 49,000 shares of Common Stock that are or will become exercisable within 60 days after April 11, 2008 and 750 shares of Common Stock underlying restricted stock unit awards that are or will become vested and distributable within 60 days after April 11, 2008.

(9)	Consists of options to purchase 39,000 shares of Common Stock that are or will become exercisable within 60 days after April 11, 2008 and 750 shares of Common Stock underlying restricted stock unit awards that are or will become vested and distributable within 60 days after April 11, 2008.

(10)	Mr. Marcotte is a Named Executive Officer. Mr. Marcotte resigned from the Company on October 1, 2007, and as of April 11, 2008 did not hold any Common Stock stock or rights to acquire Common Stock of the Company.

(11)	Mr. Osborne joined the Company in January 2008. He holds no options or restricted stock units that are or will become exercisable or vested and distributable within 60 days after April 11, 2008.

(12)	Dr. Cunningham is a Named Executive Officer. Dr. Cunningham resigned from the Company on January 25, 2008 and as of April 11, 2008 did not hold any Common Stock or rights to acquire Common Stock of the Company.

(13)	Consists of options to purchase 24,271 shares of Common Stock that are or will become exercisable within 60 days after April 11, 2008 and 3,750 shares of Common Stock underlying restricted stock unit awards that are or will become vested and distributable within 60 days after April 11, 2008.

(14)	Consists of options to purchase 21,156 shares of Common Stock that are or will become exercisable within 60 days after April 11, 2008 and 1,250 shares of Common Stock underlying restricted stock unit awards that are or will become vested and distributable within 60 days after April 11, 2008.

(15)	Consists in the aggregate, for all current executive officers (listed and not listed) and directors as a group, of options to purchase 572,005 shares of Common Stock that are or will become exercisable within 60 days after April 11, 2008 and 18,250 shares of Common Stock underlying restricted stock unit awards that are or will become vested and distributable within 60 days after April 11, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.

The Board of Directors currently has seven members, as authorized by our Bylaws. The two Class I directors, Edward W. Unkart and Michael J. Coyle, have terms of office that expire at the Meeting. Based on the recommendations of the Governance and Nominating Committee, the Board of Directors has nominated and recommends that Mr. Unkart and Mr. Coyle be re-elected to the Board of Directors as Class I directors, to hold office until the annual meeting of stockholders to be held in 2011 and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. The three Class II directors, Kathleen D. LaPorte, Lori M. Robson, Ph.D. and Gregory T. Schiffman, have terms of office that expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2009. The two Class III directors, W. James Fitzsimmons and Brian E. Farley have terms of office that expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2010. It is expected that all directors will be present at the Meeting.

Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of Mr. Unkart and Mr. Coyle as directors. Should Mr. Unkart or Mr. Coyle, or either of them, become unavailable to serve, the proxies will be voted for such other person(s) as may be designated by the Board of Directors. As of the date of this Proxy Statement, the Board of Directors is not aware that either Mr. Unkart or Mr. Coyle will be unable or will decline to serve as a director.

Set forth below are descriptions of the backgrounds of each member of the Board of Directors, their principal occupations for at least the past five years and their current public-company directorships.

Class I — Term to Expire at the 2008 Annual Meeting:

Edward W. Unkart, age 58, was appointed to the Board of Directors in October 2004. Since January 2005, Mr. Unkart has served as Vice President, Finance and Administration, Chief Financial Officer and Assistant Secretary of SurgRx, Inc., a privately-held company. From June 2004 through December 2004, Mr. Unkart was an independent consultant. From May 2001 until May 2004, Mr. Unkart served as Vice President of Finance and Administration, Chief Financial Officer and Assistant Secretary of Novacept, a privately-held company that designs, develops and sells medical devices for women’s healthcare. Novacept was acquired by Cytyc Corporation on March 24, 2004. From February 1999 until March 2001, Mr. Unkart was Vice President, Finance and Administration, Chief Financial Officer and Secretary of Praxon, Inc., a manufacturer of small business telephone systems. From 1995 to 1998, Mr. Unkart was Vice President, Finance and Administration, Chief Financial Officer and Assistant Secretary of FemRx, Inc., a publicly-traded women’s healthcare company that was acquired by Johnson & Johnson. Mr. Unkart currently serves on the board of directors and chairs the audit committee of Xtent, Inc., a publicly traded medical device company, and of Concentric Medical, Inc., a privately-held medical device company. Mr. Unkart is a Certified Public Accountant and holds a B.S. in Statistics and an M.B.A. from Stanford University.

Michael J. Coyle, age 45, was appointed to the Board of Directors in July 2005. From 2001 through December 31, 2007, he was president of the Cardiac Rhythm Management Division of St. Jude Medical, Inc., a medical device company specializing in the development and manufacturing of cardiovascular devices. Mr. Coyle joined St. Jude Medical as director of Business Development in 1994 and was appointed president of the Daig Division, a specialty catheter business, in 1997. Previously, Mr. Coyle spent nine years in business and technical management positions in the medical device and pharmaceutical divisions of Eli Lilly & Company. He holds a B.S. in Chemical Engineering from Case Western Reserve University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Class II — Director Nominees for Term to Expire at the 2009 Annual Meeting:

Kathleen D. LaPorte, age 46, has served as a member of the Board of Directors since April 1997. Since July 2005, Ms. LaPorte has been a managing director of New Leaf Venture Partners, a life science venture capital firm. From 1994 to June 2005, Ms. LaPorte was a General Partner at the Sprout Group, a venture capital firm affiliated with Credit Suisse First Boston. Ms. LaPorte currently serves on the board of directors of Affymax, Inc., a publicly traded biopharmaceutical company, ISTA Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, and several privately-held companies. Ms. LaPorte holds a B.S. in Biology from Yale University and an M.B.A. from the Stanford University Graduate School of Business.

Lori M. Robson, Ph.D., age 48, has served as a member of the Board of Directors since May 1999. Dr. Robson was elected by the holders of a majority of our preferred stock outstanding prior to our initial public offering pursuant to the terms of a letter agreement among the Sprout Group, Menlo Ventures, Bank of America Ventures, Bay City Capital Fund I L.P. and their affiliated entities in connection with our Series D preferred stock financing. Currently retired, from 1997 through 2004, Dr. Robson was an investment professional at Bay City Capital LLC, a private venture investment firm focused on the life science industry. While at Bay City Capital, Dr. Robson also served as the Chief Investment Officer of the firm’s North American Nutrition and Agribusiness Fund. Prior to joining Bay City Capital in 1997, Dr. Robson was Manager of Licensing and Technology Acquisition in the Biotechnology Division of Bayer Corporation, a research-based healthcare, life science and chemical company. Dr. Robson holds a Ph.D. in Bacteriology from the University of Wisconsin at Madison and was a post-doctoral fellow at The Johns Hopkins University School of Medicine. Dr. Robson also holds an M.B.A. from the University of California, Berkeley, Haas School of Business.

Gregory T. Schiffman, age 50, has served as a member of the Board of Directors since April 2006. Since December 2006, Mr. Schiffman has served as Senior Vice President, Chief Financial Officer and Treasurer of Dendreon, Inc., a biopharmaceutical company. From February 2005 to December 2006, Mr. Schiffman served as Executive Vice President and Chief Financial Officer of Affymetrix, Inc., a genetic technology company. Mr. Schiffman held various other positions with Affymetrix since March 2001, including Vice President, Finance, Vice President and Chief Financial Officer and Senior Vice President. Prior to joining Affymetrix, Mr. Schiffman was the Vice President, Controller of Applied Biosystems, Inc., a life sciences company, from October 1998. From 1987 through 1998, Mr. Schiffman held various managerial and financial positions at Hewlett Packard Company, a technology company. Mr. Schiffman currently serves as a director and chairs the audit committee of Entelos, Inc., a publicly traded biopharmaceutical company, and of Nanomix, Inc., a privately-held nanotechnology company. Mr. Schiffman holds a B.S. in Accounting from De Paul University and an M.B.A. from Northwestern University, J. L. Kellogg Graduate School of Management.

Class III — Term to Expire at the 2010 Annual Meeting:

W. James Fitzsimmons, age 51, has served as a member of the Board of Directors since February 1996. He has served as Chairman and Chief Executive Officer of Archus Orthopedics, Inc., a privately-held spinal implant company, since April 2003. From August 2000 to March 2003, he was founder and managing director of Scout Medical Technologies LLC, a medical device incubator. From December 1999 to August 2000, Mr. Fitzsimmons pursued personal business opportunities. From 1997 to December 1999, Mr. Fitzsimmons served as Senior Vice President and General Manager of the Cardiac and Vascular Surgery Group of Guidant Corporation, a medical device company. Mr. Fitzsimmons is a member of the board of directors of several privately-owned medical device companies. Mr. Fitzsimmons also is a member of the Entrepreneurship Center Advisory Board of the Albers School of Business and Economics at Seattle University. Mr. Fitzsimmons holds both a B.S. in Biology-Premedical and an M.B.A. from Seattle University.

Brian E. Farley, age 50, joined VNUS Medical Technologies in 1995 as General Manager and was the first employee. Mr. Farley has served as a member of the Board of Directors and as President and Chief Executive Officer since January 1996. Prior to January 1996, Mr. Farley was employed in various management and executive positions in research and development, clinical research and business development by Guidant Corporation, a medical device company, and in the medical device division of Eli Lilly & Company, a diversified healthcare company. Mr. Farley holds both a B.S. in Engineering with an emphasis in Biomedical Engineering and an M.S. in Electrical Engineering from Purdue University.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MR. UNKART AND MR. COYLE AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” MR. UNKART AND MR. COYLE.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for corporate governance matters and include topics such as the composition and evaluation of the members of the Board of Directors and its Committees. The Governance and Nominating Committee is responsible for reviewing the Guidelines, and reporting and recommending any changes to the Guidelines to the Board of Directors.

The Guidelines provide that the Board of Directors perform, on an annual basis, an analysis as to whether each member of the Board of Directors is independent. The Board of Directors has adopted the independence standards of the National Association of Securities Dealers, Inc. (the “NASD”), and reviews all commercial and other relationships of each director and his or her family members in making its determination as to the independence of its directors. The Board of Directors has determined that Mr. Fitzsimmons, Mr. Coyle, Ms. LaPorte, Dr. Robson, Mr. Schiffman and Mr. Unkart each qualify as independent under the NASD requirements.

The Guidelines also provide that members of the Board of Directors will make reasonable efforts to attend annual meetings of stockholders in order to provide stockholders with an opportunity to communicate with directors about issues affecting us. Mr. Farley, Mr. Fitzsimmons, Dr. Robson, Mr. Schiffman, Ms. LaPorte, and Mr. Unkart were in attendance at the annual meeting of our stockholders in 2007.

The Board of Directors has also adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors, officers, employees, consultants, contractors and agents, wherever they are located and whether they work for us on a full- or part-time basis. The Code was designed to help such directors, employees and other agents to resolve ethical issues encountered in the business environment. The Code covers topics such as conflicts of interest, compliance with laws, confidentiality of Company information, encouraging the reporting of any illegal or unethical behavior, fair dealing and use of Company assets.

You can access our Guidelines and Code, as adopted by the Board of Directors, at the Corporate Governance page of our website at www.vnus.com. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement. We may post amendments to or waivers of the provisions of the Code, if any, made with respect to any directors and employees on that website.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for nominating directors for election at annual meetings of stockholders or to fill vacancies on the Board of Directors. The Board of Directors has delegated the selection and nomination process to the Governance and Nominating Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Procedures for Re-Nomination of a Current Director

The Governance and Nominating Committee reviews, at least annually, the performance of each current director and considers the results of such evaluation when determining whether or not to re-nominate such director for an additional term. In addition to reviewing the qualifications outlined in the “Director Qualifications” section below, in determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings, and participation in and contributions to, the activities of the Board of Directors. As part of this analysis, the Governance and Nominating Committee will also take into account the nature of and time involved in a director’s service on other boards or committees. Following this review, the Governance and Nominating Committee nominated and recommended that Mr. Unkart and Mr. Coyle be elected to the Board of Directors as Class I Directors.

New Candidates

Generally, the Governance and Nominating Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through recommendations submitted by stockholders or through such other methods as the Governance and Nominating Committee deems to be helpful to identify candidates. Once candidates have been identified, the Governance and Nominating Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Governance and Nominating Committee. The Governance and Nominating Committee may gather information about the candidates through interviews, detailed questionnaires regarding experience, background and independence, comprehensive background checks from a qualified company of its choosing, or any other means that the Governance and Nominating Committee deems to be helpful in the evaluation process.

An initial reviewing member of the Governance and Nominating Committee will make a preliminary determination regarding whether a potential candidate is qualified to fill a vacancy or satisfy a particular need. If so, the full Governance and Nominating Committee will make an investigation and interview the potential candidate, as necessary, to make an informed final determination. The Governance and Nominating Committee will meet as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. The policy of the Governance and Nominating Committee is that there be no difference in the manner by which it evaluates director nominees, whether nominated by management, by a member of the Board of Directors or by a stockholder. Based on the results of the evaluation process, the Governance and Nominating Committee recommends candidates for the Board of Director’s approval as director nominees for election to the Board of Directors. The Governance and Nominating Committee also recommends candidates for the Board of Director’s appointment to the Committees of the Board of Directors.

Director Qualifications

The Governance and Nominating Committee is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. In evaluating the suitability of individual candidates (both new candidates and current members of the Board of Directors), the Governance and Nominating Committee, in nominating candidates for election, or the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including:

•	the ability of a candidate to make independent analytical inquiries;

•	the candidate’s general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	the candidate’s experience in the medical device industry and with relevant social policy concerns;

•	the candidate’s understanding of our business on a technical level; and

•	the candidate’s other board service and educational and professional background.

Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. A candidate must also have substantial or significant business or professional experience or an understanding of life sciences, finance, marketing, financial reporting, international business or other disciplines relevant to our business.

The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Procedures for Recommendation of Director Nominees by Stockholders

The Governance and Nominating Committee will consider director candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the Governance and Nominating Committee for director candidates, must comply with our Bylaws as well as the procedures established by the Governance and Nominating Committee, which provide that the person or group submitting the recommendation must provide the Governance and Nominating Committee with a notice that sets forth:

•	all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	information regarding the relationship between the recommending stockholder or recommending stockholder group and the nominee;

•	whether the nominee or any immediate family member of the nominee has, during the year of the nomination or the preceding three fiscal years, accepted directly or indirectly certain consulting, advisory, or other compensatory fees from the recommending stockholder or any member of the group of recommending stockholders or any affiliate of any such holder or member;

•	such information as may be reasonably required to determine whether the nominee is qualified to serve on the Audit Committee of the Board of Directors;

•	such information as may be reasonably required to determine whether the nominee complies with the standards of independence established by the NASD;

•	each nominee’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected;

•	the name and address of the recommending stockholder or recommending stockholder group giving the notice (and the beneficial owner, if any, on whose behalf the nomination is made);

•	the class and number of shares of our capital stock that are owned beneficially and of record by such recommending stockholder or recommending stockholder group (and such beneficial owner, if applicable);

•	a representation that the recommending stockholder or members of the recommending stockholder group are holders of record of our stock entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to propose such nomination; and

•	a representation whether the recommending stockholder or recommending stockholder group (or such beneficial owner, if any), intends to solicit proxies from stockholders in support of such nomination.

We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by the Board of Directors and to enable us to make appropriate disclosures to stockholders entitled to vote in the next election of directors. Nominees are required to make themselves reasonably available to be interviewed by the Governance and Nominating Committee and members of management, as determined appropriate by the Governance and Nominating Committee. We will not accept a stockholder recommendation for a nominee if the recommended candidate’s candidacy or, if elected, Board of Directors membership, would violate applicable state law, federal law or the rules of any exchange or market on which our securities are listed or traded.

Notices should be directed to the attention of the Director of Human Resources and Interim Secretary, VNUS Medical Technologies, Inc., 5799 Fontanoso Way, San Jose, California 95138.

Communications with the Board of Directors

We provide a process for stockholders to send communications to the Board of Directors, the non-management members as a group, or any of the directors individually. Stockholders may contact any of the directors, including the non-management directors, by writing to them c/o the Director of Human Resources and Interim Secretary,

VNUS Medical Technologies, Inc., 5799 Fontanoso Way, San Jose, California 95138, or by emailing them at boardofdirectors@vnus.com. All communications will be compiled by our Director of Human Resources and Interim Secretary, and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis.

Communications from our officers or directors and proposals submitted by stockholders to be included in our definitive proxy statement, pursuant to Rule 14a-8 of the Exchange Act (and related communications) will not be viewed as a stockholder communication. Communications from our employees or agents will be viewed as stockholder communications only if such communications are made solely in such employee’s or agent’s capacity as a stockholder.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held eight meetings during 2007. All directors attended at least 85% of the aggregate number of meetings of the Board of Directors and Committees of the Board of Directors, as applicable. Each director is expected to attend meetings of the Board of Directors and all Committees on which the director sits. A director who is unable to attend a meeting is expected to notify the Chairman of the Board of Directors or the Chairman of the appropriate Committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference. In addition, the Board of Directors expects that directors will make reasonable efforts to attend annual meetings of stockholders.

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each Committee of the Board of Directors has a Charter that has been assessed and approved by the Board of Directors. Each Committee reviews the appropriateness of its Charter at least annually. The Charters of these Committees are available on our website at www.vnus.com.

Audit Committee

The Audit Committee currently consists of Mr. Unkart, Dr. Robson and Mr. Schiffman, with Mr. Unkart serving as the Chairman. Each of Mr. Unkart, Dr. Robson and Mr. Schiffman is an independent member of the Board of Directors as defined by, and meets the other requirements for service on the Audit Committee, set forth in the listing standards of the NASD and as defined by the applicable SEC rules. The Board of Directors has determined that Mr. Unkart and Mr. Schiffman are audit committee financial experts (as is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002) and meet the financial sophistication requirements of the listing standards of the NASD. The Audit Committee held 14 meetings during the year ended December 31, 2007 and each member of the Audit Committee attended at least 85% of the total meetings of the Committee held when he or she was a member. The responsibilities of the Audit Committee include:

•	meeting with our management periodically to consider management’s analysis of the adequacy of our internal controls and the objectivity of our financial reporting;

•	appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

•	overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing audit services;

•	meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•	reviewing our financing plans, management’s analysis of the adequacy and sufficiency of financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting recommendations to the full Board of Directors for approval;

•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the reports required by the SEC rules to be included in our annual proxy statement.

The Charter of the Audit Committee is available on the internet at http://ir.vnus.com/directors.cfm.

Compensation Committee

The Compensation Committee currently consists of Mr. Fitzsimmons, Ms. LaPorte and Mr. Coyle, with Mr. Fitzsimmons serving as the Chairman. Each of Mr. Fitzsimmons, Ms. LaPorte and Mr. Coyle is an independent member of the Board of Directors as defined by the listing standards of the NASD. The Compensation Committee held nine meetings during the year ended December 31, 2007, with all of the members of the Committee in attendance at each meeting. The responsibilities of the Compensation Committee include:

•	designing and approving (in consultation with management and the Board of Directors) overall employee compensation policies and recommending to the Board of Directors major compensation programs;

•	reviewing and approving the compensation of our Chief Executive Officer and other corporate officers, including salary, bonus and equity awards; and

•	producing an annual Compensation Disclosure and Analysis report on executive compensation for inclusion in our proxy materials in accordance with applicable rules and regulations.

The Charter of the Compensation Committee is available on the internet at http://ir.vnus.com/directors.cfm.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of Mr. Coyle, Mr. Fitzsimmons and Dr. Robson, with Mr. Coyle serving as the Chairman. Each of Mr. Fitzsimmons, Mr. Coyle and Dr. Robson are independent as defined by the listing standards of the NASD. The Governance and Nominating Committee met twice during the year ended December 31, 2007, with all members of the Committee in attendance at each meeting. The responsibilities of the Governance and Nominating Committee include:

•	selecting or recommending qualified candidates for election to the Board of Directors and appointment to the Committees of the Board of Directors;

•	evaluating and reviewing the performance of existing directors;

•	making recommendations to the Board of Directors regarding governance matters, including our Certificate of Incorporation, Bylaws and Charters of the Committees of the Board of Directors; and

•	developing and recommending to the Board of Directors applicable governance and nominating guidelines.

The Charter of the Governance and Nominating Committee is available on the internet at http://www.vnus.com/directors.cfm.

Compensation Committee Interlocks and Insider Participation

Mr. Fitzsimmons, Ms. LaPorte and Mr. Coyle served as the members of the Compensation Committee for the entire year ended December 31, 2007. No member of the Compensation Committee has at any time served as an officer or been otherwise employed by us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our Board of Directors or Compensation Committee.

DIRECTORS’ COMPENSATION AND BENEFITS

Directors who also are our employees do not receive any fees for their service as a director. Beginning January 1, 2007, our director compensation arrangements were as follows:

Effective January 1, 2007, each non-employee director is paid a $25,000 annual retainer, with the exception of the Chair of the Board, who is paid an annual retainer of $35,000. The Chair of the Audit Committee is paid an additional annual retainer of $14,000 and the other Audit Committee members are paid an additional annual retainer of $6,000. The Chair of the Compensation Committee is paid an additional annual retainer of $8,000 and the other Compensation Committee members are paid an additional annual retainer of $4,000. The Chair of the Governance and Nominating Committee is paid an additional $4,000 annual retainer and the other Governance and Nominating Committee members are paid an additional $2,000 annual retainer. All of the foregoing annual retainers are paid in quarterly installments.

In addition, effective January 1, 2007, each new non-employee director is granted an initial option upon appointment or election to the Board of Directors to purchase 18,000 shares of Common Stock and an initial grant of 6,000 restricted stock units, which vest in three equal, yearly installments so that the option and restricted stock units are fully vested three years after the grant date. Each non-employee director is also automatically granted an option to purchase 9,000 shares of our Common Stock as well as 3,000 restricted stock units at each annual meeting of stockholders as of which such director continues to serve that is at least six months after their initial option and restricted stock unit grant, which vest in four, equal, consecutive, quarterly installments so that such options and restricted stock units are fully vested one year after the grant date.

The following table sets forth the retainer and other cash fees received by the non-employee directors during 2007, as well as the total equity compensation received by the non-employee directors in 2007.

Director Compensation for Fiscal Year 2007

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)(1)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

W. James Fitzsimmons(2)	45,000	22,619	67,545	—	—	—	135,164
Kathleen D. LaPorte(2)	29,000	22,619	67,545	—	—	—	119,164
Lori M. Robson(2)	33,000	22,619	67,545	—	—	—	123,164
Edward W. Unkart(3)	39,000	22,619	67,545	—	—	—	129,164
Michael J. Coyle(4)	33,000	22,619	89,398	—	—	—	145,017
Gregory T. Schiffman(2)	31,000	22,619	74,460	—	—	—	128,079

(1)	All option awards were made on May 18, 2007, the date of the 2007 Annual Meeting of Stockholders. Values expressed represent the compensation cost recognized by us in 2007 for equity awards as determined pursuant to SFAS No. 123(R) utilizing the assumptions discussed in Note 7, “Share Based Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	The grant date fair value of equity awards and options granted in 2007, computed in accordance with SFAS No. 123(R), was $114,442. At December 31, 2007, the aggregate number of stock awards outstanding was 1,500 and option awards outstanding was 29,000.

(3)	The grant date fair value of equity awards and options granted in 2007, computed in accordance with SFAS No. 123(R), was $114,442. At December 31, 2007, the aggregate number of stock awards outstanding was 1,500 and option awards outstanding was 49,000.

(4)	The grant date fair value of equity awards and options granted in 2007, computed in accordance with SFAS No. 123(R), was $114,442. At December 31, 2007, the aggregate number of stock awards outstanding was 1,500 and option awards outstanding was 39,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms received with respect to the fiscal year 2007 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a).

EXECUTIVE OFFICERS OF THE REGISTRANT

Set forth below are descriptions of the backgrounds of each of our executive officers, including their principal occupations for at least the past five years:

Name	Age	Position

Brian E. Farley	50	President and Chief Executive Officer
Peter Osborne	51	Chief Financial Officer and Vice President, Finance and Administration
William A. Franklin	62	Vice President, Regulatory Affairs and Quality Assurance
Mohan F. Sancheti	44	Vice President, Manufacturing
Kirti Kamdar	47	Senior Vice President, Research and Development
Mark S. Saxton	43	Vice President, U.S. Sales

Brian E. Farley joined VNUS Medical Technologies in 1995 as General Manager and was the first employee. Mr. Farley has served as a member of the Board of Directors and as our President and Chief Executive Officer since January 1996. Prior to January 1996, Mr. Farley was employed in various management and executive positions in research and development, clinical research and business development by Guidant Corporation, a medical device company, and in the medical device division of Eli Lilly & Company, a diversified healthcare company. Mr. Farley holds both a B.S. in Engineering with an emphasis in Biomedical Engineering and an M.S. in Electrical Engineering from Purdue University.

Peter Osborne joined VNUS Medical Technologies in January 2008 as Chief Financial Officer, Vice President of Finance and Administration, and Treasurer. Over various periods from September 2003 to January 2008, Mr. Osborne was an independent financial consultant serving as an interim Chief Financial Officer for VNUS Medical Technologies, as the acting Director of Corporate Finance for Sanmina-SCI, as the Chief Financial Officer at Optillion AB, and as the Chief Financial Officer at Neopolitan Networks. From October 2005 through February 2007, he also served as the Global Revenue Controller at Mercury Interactive/HP. From September 2000 to February 2007, he served as the Chief Financial Officer at WorldChain, Inc. From January 1981 through September 2000, Mr. Osborne held various positions with Deloitte & Touche LLP, as an audit partner and serving as a Partner-in-Charge of their E-Business Practice from May 1996 through September 2000. Mr. Osborne is a Certified Public Accountant and holds both a B.S. in Operations Research and a Bachelor of Commerce in finance and statistics from the University of Cape Town in Cape Town South Africa, as well as having completed the Stanford University Executive Institute Program sponsored by the American Electronics Association.

Kirti Kamdar joined VNUS Medical Technologies in December 2007 as Senior Vice President of Research and Development. From November 2003 to November 2007, Mr. Kamdar served first as a Vice President of R&D and then as a Senior Vice President at Cardiac Dimensions, Inc. From November 1998 to October 2003, Mr. Kamdar served as Vice President of R&D and as the Vice President of R&D/Manufacturing for Vascular Architects, Inc. From August 1996 to November 1998, Mr. Kamdar served as the Vice President of R&D and the Vice President of Manufacturing at SOMNUS Medical Technologies. Prior to 1995, Mr. Kamdar served in various management and executive positions in the Research and Development and Engineering departments at Guided Medical Systems, Cardiac Pathways Corporation, Mallinckrodt Medical, Inc., C.R. Bard, Inc., a medical device company, and at Advanced Cardiovascular Systems. Mr. Kamdar holds a B.S. in Chemistry from Gujarat University, India, an M.S.

in Polymer Engineering and Science from New Jersey Institute of Technology, and an Executive MBA from the University of Houston.

William A. Franklin joined VNUS Medical Technologies in April 2007 as Vice President, Regulatory Affairs and Quality Assurance. From January 2007 to March 2007, Mr. Franklin was not employed. From April 2004 to December 2006, Mr. Franklin served as Vice President, Operations at IsoTis OrthoBiologics, Inc., a manufacturer of bone graft materials. From August 2002 to April 2004, Mr. Franklin was a consultant to medical device companies in the quality and regulatory areas. From 2001 to August 2002, Mr. Franklin served as Vice President, Manufacturing, Quality and Regulatory Affairs of Artecel Sciences, Inc., a biotechnology company. From 1994 to 2000, Mr. Franklin served as Vice President, Operations, and from 1992 to 1994 as Vice President, Quality Assurance and Regulatory Affairs, at Interpore Cross International, Inc., a medical device company. Mr. Franklin holds a B.S. in microbiology from California State University at Long Beach.

Mohan F. Sancheti joined VNUS Medical Technologies in April 2006 as its Vice President of Manufacturing. From May 1998 to April 2006, Mr. Sancheti was employed by W.L. Gore and Associates in its Medical Products Division, serving from April 2005 to April 2006, as Director of Engineering; from April 2003 to March 2005, as Director of Manufacturing; from September 2001 to March 2003, as Senior Project Manager, Engineering and Manufacturing; from May 1999 to August 2001 as Senior Manufacturing Manager; and from May 1998 to April 1999, as Manufacturing Engineering Manager. Mr. Sancheti holds a B.S. degree in Mechanical Engineering from Birla Institute of Technology and Science, India and a M.S. degree in Manufacturing Engineering from the University of Massachusetts.

Mark S. Saxton joined VNUS Medical Technologies in March 2001 as Territory Sales Manager. Mr. Saxton was promoted to Midwest Regional Sales Manager in April 2002, Regional Sales Director in May 2005 and Director of Sales in July 2005. In April 2007, Mr. Saxton was appointed Vice President, U.S. Sales. From 1999 to March 2001, Mr. Saxton served as a sales trainer and sales representative at InnerDyne Medical, Inc., a medical device company. From 1993 to 1999, Mr. Saxton held various sales positions at PMT Corporation, Plastic Surgery Division, a medical device company, including National Sales Manager. Mr. Saxton holds a B.A. degree in business administration from Western Michigan University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Named Executive Officers for 2007

Our Named Executive Officers, or NEOs, for 2007 are:

•	Brian E. Farley, Chief Executive Officer and President;

•	Timothy A. Marcotte, Chief Financial Officer and Vice President, Finance and Administration (Resigned October 1, 2007);

•	Peter Osborne, Acting Chief Financial Officer (October 1, 2007 through December 31, 2007);

•	Lian Cunningham, MD, PhD, Vice President and Medical Director, Clinical Research and Education;

•	Mohan Sancheti, Vice President, Manufacturing; and

•	Mark Saxton, Vice President, US Sales.

Executive Compensation Philosophy and Objectives

We believe that compensation paid to all executive officers, including NEOs, should be based on and aligned with our Company’s performance. Executive compensation is linked to measurable results intended to create value for our stockholders. The Compensation Committee’s (the “Committee”) executive compensation philosophy embraces four core objectives:

•	Market Driven: Provide competitive compensation to attract, motivate and retain superior talent;

•	Performance-Based: Reward team success tied to overall Company performance;

•	Equitable: Ensure that rewards are internally and externally equitable; and

•	Values-Oriented: Reinforce a commitment to our values.

Our goal is to attract, motivate and retain highly capable and talented executives by providing competitive compensation in a cost effective manner that rewards our Company’s successful performance, and each executive’s contribution to that success. The Committee approaches our executive compensation objectives through three key components:

•	base salary;

•	performance-based cash bonus; and

•	periodic (generally annual) grants of long-term stock-based compensation, such as stock options, restricted stock or restricted stock units, including restricted stock unit awards with performance-based vesting terms.

In determining base salary, the Committee considers base salaries for comparable positions at our peer group companies, as discussed below, as well as corporate performance and contributions of the individual executive officer during the review period. The Committee targets the 50th percentile, but allows for adjustment of target upon taking into account company performance relative to peer benchmark companies. In setting performance-based bonuses, the Committee sets specific corporate goals, including company revenue and profitability objectives, that are directly linked to creating value for shareholders.

In addition, each executive’s performance-based cash bonus depends on achievement of individual performance-based goals within that executive’s functional area. At 100% achievement of objectives, total cash compensation, consisting of base salary and performance-based cash bonus, is targeted above the 50th percentile of peer benchmark companies for the executive team. The Committee also grants long-term stock-based compensation to executives, such as stock options and restricted stock units, which vest over time. The Committee also has granted contingent performance-based restricted stock unit awards to executive officers with vesting of the restricted stock units conditional upon achievement of company and individual performance-based goals. If the goals associated with these contingent performance-based restricted stock unit grants are achieved, the combined long term incentive compensation grants are targeted at or above the 50th percentile of peer benchmark companies for the executive team.

Upon evaluating the financial statement impact of SFAS No. 123(R), the Committee adopted a practice of granting a mix of stock options and restricted stock units for 2007. The Committee allocates total compensation between cash and equity compensation after taking into consideration benchmarking to the peer group (as described below). The Committee reevaluates total compensation, its components and the balance between equity and cash compensation for executive officers on a yearly basis.

Determination of Compensation Awards

The Committee has the primary authority to set the compensation of executive officers. The Company retained an independent, third-party compensation consultant, Compensia, to review our executive compensation programs, including a compensation analysis for each of our officers of all elements of compensation — base salary, cash bonus and equity incentive grants. Compensia issued its reports in July 2005, January 2007, and again in January 2008 at the request of the Committee. In late 2006, Compensia also prepared a compensation analysis of Board of Directors compensation at the request of the Committee. In 2007, Compensia prepared a survey of Board of Directors composition at the request of the Governance and Nominating Committee of the Board. The Committee met in January 2007 and again in February 2007, to review and discuss Compensia’s reports on executive compensation, which was prepared at the request of the Committee.

The report included a review and analysis of base salary, cash bonus, equity incentives, total compensation and total cash compensation for each executive officer at the time of the report. The report compared these compensation components separately and in the aggregate to compensation of 16 public companies that the Company considers is its “peer group” for the 2007 analysis. The Company’s peer group consists of companies that compete with the Company for executive talent, capital and customers, and companies that compete with the Company in the market place that are of similar size and complexity.

The peer group companies largely consisted of companies in the medical equipment and device industry with a revenue range of $50 million to $150 million. These are companies with comparable organizational and financial characteristics, such as headcount, revenue, and revenue growth. For purposes of the annual executive compensation review performed by the Committee in January 2007, the peer group companies selected were as follows: Abaxis, AngioDynamics, Aspect Medical Systems, Atrion, BriteSmile, Candela, Cerus, Cholestech, Cutera, FoxHollow Technologies, I-Flow, IntraLase, IRIDEX, Palomar Medical Technologies, STAAR Surgical Company and Vascular Solutions. In conducting the competitive assessment, Compensia also used the Radford Executive Compensation Survey for life sciences companies between 150 and 499 employees, and a proprietary executive compensation survey for medical device companies with less than $500 million in annual revenue. In January 2007, the Company had approximately 240 employees.

The Committee’s compensation objectives were to target the executives’ base salaries and total cash compensation approximately above the 50th percentile of this comparative framework when the company met 100% of it’s objectives. The Committee determined that, overall, the total target cash compensation and total direct compensation for the Company’s executive officers fell below the targeted level. The target total cash compensation, consisting of base salary and target bonus, for the Named Executive Officers, with the exception of Mr. Saxton, was roughly at the 25th percentile, in large part due to executive salaries being below the 50th percentile of this relative basis. For Mr. Saxton, total target cash compensation was about the market 50th percentile. As the executive officer chiefly responsible for achieving domestic revenue targets, Mr. Saxton’s target bonus is linked directly to Company revenue performance.

To assist the Committee in its annual review of executive performance, which took place on February 13, 2007, the Chief Executive Officer provides recommendations to the Committee regarding compensation of the executive officers, with the exception of his own compensation. The Chief Executive Officer also provides to the Committee an evaluation of each executive’s performance during the time period being assessed. Each executive officer participates in an annual performance review with the Chief Executive Officer to provide input about performance during the time period being assessed. Each executive’s performance is in part evaluated based on feedback from peers, direct reports and the Chief Executive Officer. With respect to the performance of the Chief Executive Officer, the Committee solicits written feedback on performance from members of the Board of Directors, from each executive officer of the Company, and from the Chief Executive Officer who provides a self-assessment. Also, the Chief Executive Officer participates in an annual performance evaluation with the Chair of the Committee.

In determining executive compensation for our executive officers, the Committee also evaluates financial performance of the peer group companies, and evaluates the Company’s comparative performance within its peer group. In comparing relative performance of the Company with its peer group, the Committee considered revenue growth, net income growth, stock price growth, revenue and market capitalization per employee, cost of management and return on management.

Based on its review and analysis of the report, as well as on Company and individual executive performance, the Committee made certain adjustments to the executive compensation program at its meeting on February 13, 2007, with most such changes being implemented at that time, as described below.

Base Salary

The Committee reviews officer salaries annually. For this purpose, the Committee considers the market data developed by Compensia as described above along with the officer’s job scope and responsibilities, past and current contributions and individual factors (such as experience and background, unique skills, demand in the labor market, and longer-term development and succession plans). In addition, the Committee considers our strategic and operational performance, relative levels of pay among the officers and recommendations from the Chief Executive Officer.

In January 2007, the Committee reviewed the executive compensation report prepared by Compensia. In general, Compensia found that base salaries for the executive officers were below the 50th percentile and were, on average, 84% of the market 50th percentile. As a result, on February 13, 2007, the Committee approved salary increases for the officers effective as of January 1, 2007. The amount of the salary increases varied by officer, and resulted in an overall increase to the officer payroll of 6%. Salary increases for the executive officers, other than Chief Executive Officer, ranged from 3% to 6%, and left the executives’ base salaries generally at or between the 25th and 50th market percentile of base salaries paid by the peer companies for comparable positions. Employees other than the executive officers receive performance reviews and appropriate salary increases on or about the anniversary date of the employee’s last performance review.

The 2007 base salaries approved by the Committee on February 13, 2007 were as follows for all NEOs except Mr. Farley: Mr, Marcotte’s base salary was $232,141; Ms. Cunningham’s base salary was $180,944; and Mr. Sancheti’s base salary was $180,200. Mr. Saxton was appointed the Vice President of Sales in April 2007 with a base salary of $175,000. Mr. Osborne entered into a consulting agreement with the Company on April 2, 2007. He began the role of Interim Chief Financial Officer on October 1, 2007, when Mr. Marcotte resigned from the Company. His compensation while consulting with the Company during 2007 was $138,125.

Cash Bonus

The Committee and management emphasize pay-for-performance in all components of compensation, making adjustments to target annual cash bonuses based on individual employee performance relative to compensation levels among employees in similar positions in their defined talent market and relationships among internal peers. The annual cash bonus program is an important component of the Company’s total compensation and benefit packages. The design of the Company’s annual executive bonus program rewards achievement at specified levels of the Company’s financial performance as well as individual performance.

The company and individual performance goals are believed to be achievable, yet are at a level of difficulty that does not assure the goals will be achieved. In general, it has been expected that target performance will be attained approximately 50% of the time. The Committee has the discretion to adjust the bonus plan payments related to achievement of performance measures if it deems that a bonus plan participant has met some portion of the performance measures in a manner consistent with the intent of the bonus plans.

•	Company Performance Bonus.

For all executive officers other than the Chief Executive Officer and the Vice President of U.S. Sales, 2007 bonuses were based primarily on the Company’s objective, measureable, financial performance as a whole against minimum, target and maximum annual revenue thresholds with proration of bonus between thresholds.

•	Meeting the minimum threshold resulted in a bonus of 1.3% of earned salary.

•	Meeting the target threshold resulted in a bonus of 20% of earned base salary.

•	Meeting the maximum threshold resulted in a bonus of 25% of earned base salary.

In addition, other pre-established performance goals and bonus opportunities were established as follows;

•	7% of earned base salary for achieving specified operating profit targets;

•	6% of earned base salary for achieving defined departmental and individual goals; and

•	2% of earned base salary was payable for achievement of key corporate activity goals (1% each for product availability and customer satisfaction goals).

Examples of individual objectives included; on-time product launches, product availability, achievement of research and development team goals, achievement of third-party reimbursement goals and increasing international sales to a pre-established target.

At target levels of performance, these performance measures were weighted as follows:

•	57% for annual revenues;

•	20% for operating profit goals;

•	17% for defined departmental goals; and

•	6% for key activity goals.

Each of the measures is separately evaluated and compensated. Failure to meet one performance measure results in no bonus payable for that individual measure, but does not result in no bonus payable for the measures that the Company did achieve.

The Chief Executive Officer’s target bonus opportunities and other details of his participation in this program are discussed below.

All bonuses paid under this program were paid annually, with the revenue-related bonuses determined quarterly and paid annually. At 100% of bonus achievement, total cash compensation for the officers was positioned at approximately the 50th percentile.

•	The Vice President of US Sales Bonus Plan.

The Vice President’s performance bonus was determined and paid quarterly, except for the accomplishment of the annual revenue target and defined departmental and individual goals which were paid at year end. This program was established in April 2007 when Mr. Saxton became the Vice President of U.S. Sales. The components of the program were as follows:

•	$27,000 bonus payment each quarter increased by $810 for each 1% of revenue above target and decreased by $540 for each 1% of revenue below target;

•	$10,000 bonus payment for reaching the annual revenue goal;

•	$3,000 bonus for each quarter that the Company achieves quarterly operating profit goal; and

•	6% of base salary for achievement of defined departmental and individual goals.

In January 2008, the Committee reviewed fiscal 2007 performance and individual goal achievement and awarded bonuses in accordance with the pre-determined bonus program parameters described above. For all eligible officers (employed by the Company on December 31, 2007), the fiscal year 2007 bonus payable averaged 21.75% for revenue goals, 1.50% for key activity goals, 7.00% for operating profit goals and 4.70% for defined departmental and individual goals.

For fiscal year 2007, the bonus payable to the Vice President of Sales was based on overachievement of quarterly revenue goals in the second, third, and fourth quarters, partial achievement of quarterly revenue goals in the first quarter, $3,000 bonus for each of the four quarters for achieving operating profit goals, as well as a bonus payment of $10,000 for achievement of the annual revenue goal. Additionally, he received 5.81% of earned base salary for achievement of defined departmental and individual goals.

Long-Term Incentive Compensation

The primary purpose of our long-term incentive compensation is to encourage and facilitate personal stock ownership by the officers and thus strengthen their personal commitments to the Company and provide a longer-term perspective in their managerial responsibilities. The Company has not adopted stock ownership requirements for its executive officers. This component of an officer’s compensation directly links the officers’ interests with those of our other stockholders. In addition, long-term incentives encourage management to focus on our long-term development and prosperity in addition to annual operating profits.

Historically, our primary form of long-term incentive compensation was stock options. In 2005, the Committee and management devoted considerable time to reviewing our long-term equity compensation strategy as a result of recent changes to the accounting treatment of equity compensation. As a result of these efforts, and in conjunction with additional analysis the Committee authorized to be done by Compensia, we decided to reduce our use of stock options in favor of restricted stock units. The Committee authorized additional assessments of the Company’s long-term equity strategy to be completed and presented by Compensia in January 2007 and again in 2008.

The Committee and management regularly review the Company’s long-term equity strategy to assess its appropriateness, and the Committee decided to maintain the strategy of increasing the use of time-based restricted stock units and contingent performance restricted stock units in 2007 while decreasing the use of stock options. This was done to address retention concerns and to appropriately reward important contributions made by the NEOs to enhance company performance and shareholder value.

At the February 13, 2007 meeting, the Committee granted the following long-term incentive compensation instruments to NEOs and other officers:

Time Based Stock Options.

•	A limited number of stock options were granted with a strike price of $9.29. The strike price is equal to the closing market price as of the meeting date, February 13, 2007.

•	The options vest at a rate of 1/48 per month for four years, subject to continued employment.

Time Based Restricted Stock Units.

•	Restricted stock units vest at a rate of 25% per year, subject to continued employment.

When making the above long-term compensation grants, the Committee considered the following factors:

•	market data developed by Compensia;

•	the individual officer’s job scope, responsibilities, experience, and background;

•	unique skills;

•	demand in the labor market;

•	long-term development/succession plans;

•	contributions to the Company;

•	the Company’s strategic and operational performance;

•	relative levels of equity incentives among the officers; and

•	recommendations from the Chief Executive Officer.

Contingent Performance Based Restricted Stock Units.

Contingent Performance-based restricted stock units vest as follows:

•	if the Committee determines that the Company achieved it’s 2007 financial goals and the executive officer has met defined individual goals during 2007, his or her restricted stock unit award will vest 25% on January 1, 2008, with an additional 25% vesting each January 1 for the next three years.

Goals for the NEOs were as follows:

•	Mr. Marcotte’s goals related to delivering certain management and financial reports and reporting systems.

•	Dr. Cunningham’s goals related to the submission of a manuscript with results of a clinical study.

•	Mr. Sancheti’s goals related to certain operations productivity improvements related to ClosureFAST.

•	Mr. Saxton’s goals related to achievement of certain sales market share goals.

In determining the individual goals, the Committee identified important contributions that could be made by that NEO during 2007 to enhance company performance. In setting the individual goals, the Committee may have considered the probability of attainment of each of the various measures. Generally, it is expected that the performance measures will be attained approximately 50% of the time. The equity grants approved by the Committee at its February 2007 meeting are set forth in the Grants of Plan-Based Awards in Fiscal Year 2007 Table.

At its meeting on January 31, 2008, the Committee determined whether the Company and executive officers had met performance criteria for vesting of performance-based restricted stock unit awards made by the Committee in February 2007 for Mr. Sancheti, and in May for Mr. Saxton (after his promotion to Vice President of Sales in April 2007). For the NEOs, the Committee determined that the Company had overachieved it’s 2007 financial goals and that Messrs. Saxton and Sancheti had met the individual performance goals upon which the vesting of the restricted stock unit award was contingent. Accordingly, the award of Messrs. Saxton and Sancheti vested 25% as of January 1, 2008, with an additional 25% vesting each January 1 for the next three years subject to continued employment. The Committee determined that the performance criteria for vesting of the awards of Dr. Cunningham were not met. These awards did not vest and were cancelled. Since Mr. Marcotte resigned effective October 1, 2007, his performance-based restricted stock unit award was cancelled at that time.

Chief Executive Officer Compensation

Base Salary.

The Committee considered the factors discussed in the Executive Compensation Philosophy and Objectives in determining compensation for Brian E. Farley, our Chief Executive Officer. In January 2007, Compensia advised the Committee that Mr. Farley’s base salary for 2006 was below the 25th percentile of the Company’s peer group. In February 2007, the Committee established Mr. Farley’s 2007 base salary at $360,000, approximately a 6% increase over his 2006 base salary, which placed him midway between the 25th and 50th percentile for then current salaries for CEO’s of the peer group.

Performance Bonus.

The Committee established Mr. Farley’s 2007 performance bonus at its meeting in February 2007. At this meeting the Committee, based upon its review of Compensia’s report that the Chief Executive Officer’s total cash compensation was below 50th percentile of the Chief Executive Officers within the peer group, set the target bonus opportunity for Mr. Farley at 60%, with a maximum bonus for overachievement of 70%.

The bonus was payable as follows:

•	2.1% of earned base salary paid at minimum annual revenue threshold;

•	32% of earned base salary paid at target annual revenue threshold; and

•	5% in addition to 32% of earned base salary paid at maximum revenue threshold or greater, with proration of bonus between such thresholds.

In addition, other pre-established performance goals and bonus opportunities were as follows:

•	Up to 6% of base salary was payable for achievement of key corporate activity goals;

•	14% of base salary for achieving specified operating profit targets; and

•	8% of base salary for defined departmental and individual goal achievement.

On January 31, 2008, the Committee reviewed achievement of the 2007 performance goals set for Mr. Farley. After reviewing the Company’s performance and Mr. Farley’s 2007 performance against the goals and objectives established by the Committee at the beginning of 2007, the Committee approved a cash bonus payment to Mr. Farley of $212,196, or 60.06% of his earned base salary. The bonus payment represented 34.22% of earned salary payment for achieving target revenues, 4.50% for key corporate activity goals, 14.00% for achieving specified operating profit targets, and 7.34% for defined departmental and individual goals.

Long-Term Incentive Compensation.

In consideration of Mr. Farley’s overall performance and based upon the compensation evaluation factors referenced above, on February 13, 2007, the Committee awarded Mr. Farley the following:

Time Based Stock Options.

•	Options to purchase 11,667 shares of the Company’s stock at $9.29 per share, the market closing price on the date of the grant.

•	The option vests at a rate of 1/48th per month from the date of grant until fully vested, subject to continued employment.

Time Based Restricted Stock Units.

•	7,700 restricted stock units that vest at a rate of 25% per year, subject to continued employment.

Contingent Performance Based Restricted Stock Units.

•	30,000 contingent performance-based restricted stock units.

The contingent performance-based restricted stock units vest as follows: if the Committee determines that the Company overachieved it’s 2007 financial goals and the Chief Executive Officer has met his defined individual goals during 2007, his restricted stock unit award will vest 25% on January 1, 2008, with an additional 25% vesting each January 1 for the next three years, subject to continued employment. Mr. Farley’s goals related to the achievement of significant positive business results which, in the opinion of the Committee, materially increase shareholder value.

At its meeting on January 31, 2008, the Committee determined that the Company and Mr. Farley had met the performance criteria established for the vesting of the restricted stock unit award.

On May 18, 2007, the Committee granted 20,000 restricted stock units to Mr. Farley in recognition of his leadership during the product development and successful market launch of the Company’s new product, ClosureFAST. This grant vests in equal amounts of 25% on October 6, 2007, April 6, 2008, October 6, 2008, and April 6, 2009, subject to continued employment.

Determination of 2008 Compensation

In December 2007, the Committee retained Compensia, to review the Company’s executive compensation programs. The Committee met with Compensia in January 2008 to review and discuss their report. The report included a review and analysis of base salary, cash bonus, equity incentives, total compensation and total cash compensation for each executive officer. It compared these compensation components separately and in the aggregate to compensation of 18 public companies that the Committee considers its “peer group” for these purposes. The peer group companies are Abaxis, Abiomed, Angiodynamics, Arthrocare Corporation, Aspect Medical Systems, Atrion Corporation, Biosphere Medical, Candela Corporation, Cerus Corporation, Conceptus, Cutera, Cyberonics, I-Flow Corporation, Palomar Medical Technologies, STAAR Surgical Company, Thermage, Vascular Solutions, and Volcano Corporation.

In conducting the competitive assessment, Compensia also used the Radford Executive Compensation Survey for life sciences companies between 150 and 499 employees, and a proprietary executive compensation survey for medical device companies with less than $500 million in annual revenues. These are companies with comparable organizational and financial characteristics, such as headcount, revenue, and revenue growth. The Committee’s compensation objectives were to target the NEOs’ total cash compensation at approximately the 50th percentile of these peer companies, allowing for adjustment of target upon taking into account company performance relative to peer benchmark companies. The Committee determined that, overall, the total target cash compensation and total direct compensation for the Company’s executive officers fell below the targeted level. In general, Compensia found that base salaries for the executive officers fell below the market 25th percentile. Actual total cash compensation, consisting of base salary and actual bonus paid for 2007, approximated the 25th percentile for all executive officers, in large part due to lower than median base salaries.

Compensia also reported that long-term incentives and total direct compensation for most executives fell approximately in the 50th percentile range. The Committee considered the equity profile of each executive in terms of vested and unvested value, which the Committee considered as part of its equity awards.

For 2008, the Committee targeted the total target cash compensation level for executive officers at or above approximately the 50th percentile for most NEO positions. The Committee recognized, however, that compensating at the 50th percentile may occur in steps, over one or more review periods. The Committee also believes that to motivate and retain the best talent among our executive officers, it may be necessary to set total compensation with executive officers that deviates from the general philosophy of targeting the 50th percentile. Total compensation for each executive officer is determined based on benchmarking, the individual executive’s performance over the review period and over time, and the annual performance of the Company.

To assist the Committee in its annual review of executive performance, which took place on January 31, 2008, the Chief Executive Officer provides recommendations to the Committee, as occurred during the executive compensation review in February 2007. Based on its review and analysis of the Consultant’s report, as well as on Company and individual executive performance, the Committee made certain adjustments to the executive compensation program at its meeting on January 31, 2008, with most such changes being implemented at that time, as described below.

2008 Base Salary

The 2008 base salaries approved for the NEOs by the Committee on January 31, 2008 are as follows, with the exception of Mr. Farley: Mr. Osborne’s base salary is $280,000; Mr. Kamdar’s base salary is $255,000; Mr. Sancheti’s base salary is $225,234; and Mr. Saxton’s base salary is $187,250. These base salaries are generally between the 25th and 50th market percentiles. Salary increases for merit ranged between 5% and 7%, and in the case of Mr. Sancheti, an additional adjustment to salary was made in recognition of performance and in order to provide base salary at a more competitive level.

2008 Performance Bonus

In January 2008, the Committee established the 2008 bonus program. The annual cash bonus program is an important component of the Company’s total compensation and benefit packages. The design of the Company’s annual executive bonus program rewards achievement at specified levels of the Company’s financial performance as well as individual performance.

The Committee and management emphasize pay-for-performance in all components of compensation, making adjustments to target annual cash bonuses based on individual employee performance relative to compensation levels among employees in similar positions in their defined talent market and relationships among internal peers. The Committee has the discretion to adjust the bonus plan payments related to achievement of performance measures if it deems that a bonus plan participant has met some portion of the performance measures in a manner consistent with the intent of the bonus plans.

In light of the results of the consultant’s report regarding the executive officers’ total cash compensation in 2007 approximating the 25th percentile of the peer group, the Committee increased the maximum bonus opportunity of the executive officers other than the Chief Executive Officer and the Vice President of US Sales from 35% to 40% of base salary. The company and individual performance goals are believed to be achievable, yet are at a level of difficulty that does not assure the goals will be achieved. In general, it has been expected that target performance will be achieved approximately 50% of the time.

Under the 2008 program for all executive officers other than the Chief Executive Officer and the Vice President of US Sales, 2008 bonuses will be based primarily on the Company’s objective, measurable, financial performance as a whole against minimum, target, and maximum annual revenue thresholds with proration of bonus between thresholds.

•	Meeting the minimum threshold results in a bonus of 1.3% of earned base salary.

•	Meeting the target threshold results in a bonus of 20% of earned base salary.

•	Meeting the maximum threshold results in a bonus of 23% of earned base salary.

In addition, other pre-established performance goals and bonus opportunities were established as follows:

•	Achieving the specified operating profitability targets results in a bonus of 12% of earned base salary;

•	Achieving two times the specified operating profitability targets results in an additional bonus of 2% of earned base salary;

•	Achieving defined departmental and individual goals results in a bonus of 6% of earned base salary, and

•	Achievement of two key corporate activity goals results in a bonus of 2% of earned base salary (1% each for new product development and customer satisfaction goals).

Examples of individual objectives include on-time product launches, research and development product goals, product availability goals, availability of management reports and reporting systems, and increasing international sales to a pre-established target.

Each of the measures will be separately evaluated and compensated. Failure to meet one performance measure results in no bonus payable for that individual measure, but does not result in no bonus payable for the measures that the Company did achieve.

The Chief Executive Officer’s target bonus opportunities and other details of his participation in this program are discussed below.

All bonuses paid under this program will be paid annually, with the revenue-related bonuses determined quarterly and paid annually.

The Vice President of US Sales 2008 Bonus Plan

The 2008 bonus program for the Vice President of Sales is similar to the other executive officers, except for revised amounts payable and revised target amounts. The 2008 bonus will be determined and paid quarterly, except for the accomplishment of the annual revenue and profitability targets which will be paid at year-end. The components of the 2008 program have been established as follows:

•	Meeting the target U.S. revenue threshold results in a $28,000 bonus payment each quarter, with a minimum threshold of 85%, which will be increased by $700 for each 1% of revenue above target U.S. revenues and decreased by $700 for each 1% of U.S. revenue below target;

•	Meeting the annual U.S. target revenue will result in a bonus payment of $10,000;

•	Achievement of the Company’s quarterly operating profit target results in a $7,000 bonus payment for each quarter; and

•	Achievement of two times the annual operating profitability target will result in a bonus of 2% of earned base salary.

Long Term Incentive Compensation

At its March 3, 2008 meeting, the Committee made equity grant awards and, in doing so, considered each officer’s performance and contribution during fiscal year 2007, retention concerns, stock ownership and peer group information, taking into consideration the vested and unvested value of existing equity incentives. When making long-term incentive compensation grants, the Committee considers the following factors:

•	Market data developed by Compensia;

•	The individual officer’s job scope, responsibilities, experience, and background;

•	Unique skills;

•	Demand in the labor market;

•	Long-term development/succession plans;

•	Contributions to the Company;

•	The Company’s strategic and operational performance;

•	Relative levels of equity incentives among the officers; and

•	Recommendations from the Chief Executive Officer.

At the March 3, 2008 meeting the Committee granted long-term incentive compensation instruments to the Named Executive Officers and other officers in the form of time-based restricted stock units and contingent performance-based restricted stock units.

Time-Based Restricted Stock Units.

•	Restricted stock units vest at a rate of 25% per year, subject to continued employment.

Contingent Performance-Based Restricted Stock Units.

•	Contingent Performance-Based restricted stock units vest if the Committee determines that the Company has met certain predetermined Company financial targets relating to worldwide revenue and operating profitability during 2008.

•	If the Company achieves these predetermined targets, then the restricted stock unit awards will vest 25% on January 1, 2009, with an additional 25% vesting each January 1 for the next three years.

•	All contingent performance based grants will be measured against the above two goals.

•	Vesting of all equity incentive grants is subject to continued employment.

In setting performance-based bonus goals, the Committee may consider the probability of attainment of each of the various performance measures. The performance goals are set to be achievable, yet are at a level of difficulty which does not assure that the goals will be met, if market conditions are as anticipated. In general, it is expected that target performance will be attained approximately 50% of the time. The Committee has the discretion to adjust the bonus plan payments related to achievement of performance measures if it deems that a bonus plan participant has met some portion of the performance measures in a manner consistent with the intent of the bonus plans.

The grants of restricted stock units and performance based restricted stock units to the Named Executive Officers approved by the Committee at its March 3, 2008 meeting are as follows:

	Number of Shares		Number of
	of Common Stock	Number of	Performance Based
	Underlying Incentive	Restricted	Restricted Stock
Executive Officer	Stock Option	Stock Units	Units

Brian E. Farley	—	15,000	35,000
Peter Osborne(1)	60,000	22,000	10,000
Kirti Kamdar	—	—	6,000
Mohan Sancheti	—	7,000	6,000
Mark Saxton	—	5,000	6,000

(1)	The grants include those authorized by the Committee for Mr. Osborne’s employment offer. Mr. Osborne’s stock option grants were priced at the fair market value close on March 3, 2008, $18.80.

Chief Executive 2008 Compensation

2008 Base Salary

The Committee followed the same philosophy and process described above in determining compensation for Brian E. Farley, our Chief Executive Officer. In January 2008, Compensia advised that Mr. Farley’s base salary for 2007 was below the 25th percentile of our peer group. As a result, in January 2008, the Committee established Mr. Farley’s 2008 base salary at $421,200, with approximately a 7% merit increase over his 2007 base salary, and an additional adjustment to salary was made in recognition of performance and in order to provide base salary at a more competitive level. The resulting base salary continued to place him below, but near the 50th percentile for then current salaries for CEOs of the peer group.

2008 Performance Bonus

On January 31, 2008, the Committee, based upon its review of the consultant’s report that the Chief Executive Officer’s total cash compensation in 2007 was below 50th percentile of the Chief Executive Officers within the comparative framework, increased the target bonus opportunity for Mr. Farley from 60% to 65% of base salary, with a maximum bonus for overachievement of 70%. At 100% of bonus achievement, the total cash compensation for the Chief Executive Officer is positioned slightly below, but near the 50th percentile.

Under the 2008 program for the Chief Executive Officer, 2008 bonus will be based primarily the Company’s objective, measurable, financial performance as a whole against minimum, target, and maximum annual revenue thresholds with proration of bonus between thresholds.

•	Meeting the minimum threshold results in a bonus of 2.1% of earned base salary.

•	Meeting the target threshold results in a bonus of 35% of earned base salary.

•	Meeting the maximum threshold results in a bonus of 38% of earned base salary.

In addition, other pre-established performance goals and bonus opportunities were established as follows:

•	Achieving the specified operating profitability targets results in a bonus of 20% of earned base salary;

•	Achieving two times the specified operating profitability targets results in an additional bonus of 2% of earned base salary;

•	Achieving defined departmental and individual goals results in a bonus of 6% of earned base salary; and

•	Achievement of two key corporate activity goals results in a bonus of 4% of earned base salary (2% each for new product development and customer satisfaction goals).

Mr. Farley’s defined departmental and individual goals reflect the Company’s executive officers’ goals.

Each of the measures will be separately evaluated and compensated. Failure to meet one performance measure results in no bonus payable for that individual measure, but does not result in no bonus payable for the measures that the Company did achieve.

Long-Term Incentive Compensation

In consideration of Mr. Farley’s overall performance and based upon the compensation evaluation and other factors referenced above, on March 3, 2008, the Committee granted long-term incentive compensation instruments to him in the form of time-based restricted stock units and contingent performance-based restricted stock units.

Time-Based Restricted Stock Units.

•	15,000 restricted stock units that vest at a rate of 25% per year, subject to continued employment.

Contingent Performance-Based Restricted Stock Units.

•	35,000 contingent performance based restricted stock units.

•	Contingent performance-based restricted stock units vest if the Committee determines that the Company has met certain predetermined Company financial targets relating to worldwide revenue and operating profitability during 2008.

•	If the Company achieves these predetermined targets, then the restricted stock unit awards will vest 25% on January 1, 2009, with an additional 25% vesting each January 1 for the next three years.

•	All contingent performance based grants will be measured against the above two goals.

•	Vesting of all equity incentive grants is subject to continued employment.

Other Elements of Compensation and Perquisites

There are no other elements of compensation or perquisites that are offered to the executive officers that are not a broad-based benefit offered to all U.S. employees.

Policies with Respect to Equity Compensation Awards

The Company evaluates the allocation of equity incentive awards among stock option grants, restricted stock unit grants and other long-term incentive awards available under the Company’s Amended and Restated 2000 Equity Incentive Plan by reference to the Peer Group discussed above. The Company grants or vests all equity incentive awards, including stock options and restricted stock units, based on the fair market value on the date of grant, or vests restricted stock awards based on the fair market value as of the vesting date. The Company does not have a policy or practice of granting stock options at other than the fair market value. The exercise price for stock option grants is determined by the fair market value of the closing price per share, as reported by NASDAQ, on the date of the grant of such award.

In 2006, the Committee adopted the practice that equity incentive grants to the NEOs and other executive officers will be made at meetings held during an open trading window. In the case of incentive grants to executive officers made in conjunction with the officers’ annual performance review, such grants are made following the end of the fiscal year and following the earnings release for the applicable year end. The Company also may make grants of equity at other times during the fiscal year, as it determines is in the best interests of the Company, and in connection with the hiring of new executive officers. Notwithstanding the foregoing, the Company does not make grants of equity-based compensation to executive officers when employee-shareholders are otherwise prohibited from trading in the Company’s securities in accordance with the Company’s Code of Conduct and Insider Trading Policies, otherwise known as the “blackout period.” Equity incentive awards, including stock options and restricted stock units, to non-officer employees generally are made in connection with hire, performance review and promotion. Such awards to non-officer employees are made by a Committee of the Board of Directors, pursuant to a delegation of authority from the Committee, with Mr. Farley serving as the sole member of the Committee. In 2006, the Committee adopted a practice for the awarding of equity incentives by the Committee, with the Committee making such grants on the first trading day of each month for employees with a triggering event (e.g., hire, promotion, or special recognition award) during the previous month.

Policy on Deductibility of Named Executive Officer Compensation

Tax considerations. A goal of the Committee is to comply with the requirements of Internal Revenue Code Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the tax deductibility by us of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the Committee of our board of directors that establishes such goals consists only of “outside directors.” All members of the Committee qualify as outside directors.

The Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests.

For 2007, all stock options, as well as restricted stock units having performance-based vesting were intended to comply with Section 162(m) “performance-based” rules.

* * * * *

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2007

The following table sets forth certain information regarding compensation earned for services rendered in all capacities for the fiscal year ended December 31, 2007 by the Named Executive Officers who were serving as executive officers at the end of fiscal year 2007.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)	($)(2)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Brian E. Farley	2007	360,000	—	182,848	151,780	212,196	—	17,571		924,395
President and Chief Executive Officer	2006	340,260	—	21,682	333,145	46,309	—	1,291		742,687
Timothy A. Marcotte(3)	2007	175,147	—	36,798	57,318	—	—	17,348		286,611
Chief Financial Officer and VP, Finance and Administration	2006	217,360	20,000	8,673	153,095	24,616	—	843		424,587
Peter Osborne(4)	2007	—	—	—	—	—	—	138,125		138,125
Interim Chief Financial Officer	2006	—	—	—	—	—	—	—		—
Lian Cunningham, MD, PhD(5)	2007	180,944	—	55,624	39,255	60,821	—	14,824		351,468
VP, and Medical Director, Clinical Research and Education	2006	172,328	—	22,885	33,880	20,679	—	399		250,171
Mohan Sancheti(6)	2007	180,200	—	57,161	63,889	61,455	—	3,432		366,137
Vice President, Manufacturing	2006	112,625	—	18,451	41,537	10,418	—	212		183,243
Mark Saxton(7)	2007	175,000	—	61,367	17,094	154,464	—	25,324	(8)	433,249
Vice President, US Sales	2006	—	—	—	—	—	—	—		—

(1)	Values expressed represent the gross compensation cost for equity awards as determined pursuant to SFAS No. 123(R) utilizing the assumptions discussed in Note 7, “Share Based Compensation,” in the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, excluding the assumptions for estimated forfeitures.

(2)	Includes (1) premiums we pay for term life insurance coverage, the benefits of which are to be paid to or at the direction of the executive; (2) discretionary company matches to the 401(k) plan; (3) health insurance premiums net of employee contributions; and (4) paid time off purchased by Company from the executive, pursuant to Company policy in effect for all employees of the Company.

(3)	Mr. Marcotte resigned his position as Chief Financial Officer and Vice President of Finance and Administration effective October 1, 2007.

(4)	Mr. Osborne worked as a consultant for the Company beginning April 2, 2007. On October 1, 2007, he was appointed Interim Chief Financial Officer and worked in that capacity until he became a regular, full-time Officer of the Company on January 18, 2008. “All Other Compensation” amount relates to earnings during the period that Mr. Osborne was working as a consultant for the Company during 2007.

(5)	Dr. Cunningham resigned from the Company effective January 25, 2008.

(6)	Mr. Sancheti joined the Company as Vice President, Manufacturing effective April 2006.

(7)	Mr. Saxton was promoted to the position of Vice President, US Sales effective April 2007. Prior thereto, Mr. Saxton was not an executive officer of the Company.

(8)	The amount includes a car allowance paid to Mr. Saxton in 2007.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table provides information on grants of plan-based awards, including non-equity incentive plan awards, stock options and other equity grants, made in fiscal year 2007 to the Named Executive Officers. The exercise price per share for the options identified in the table was the fair market value of the underlying Common Stock on the date such option was granted. No stock appreciation rights were granted during fiscal year 2007 to the Named Executive Officers.

									All Other
								All Other	Option	Exercise	Grant Date
								Stock	Awards:	or Base	Fair Value
		Estimated Future Payouts under						Awards:	Number of	Price of	of Stock
		Non-Equity Incentive Plan			Estimated Future Payouts under			Number of	Securities	Stock and	and
		Awards			Equity Incentive Plan Awards(1)			Shares of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)(2)	(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Brian E. Farley		7,560	216,000	252,000
	2/13/07				—	—	—	7,700	—	9.29	71,533
	2/13/07				—	—	—	—	11,667	9.29	75,349
	2/13/07				—	30,000	—	—	—	9.29	278,700
	5/18/07				—	—	—	20,000	—	12.21	244,200
Timothy A. Marcotte		3,250	81,249	92,856
	2/13/07				—	—	—	3,080	—	9.29	28,613
	2/13/07				—	—	—	—	4,667	9.29	30,141
	2/13/07				—	10,000	—	—	—	9.29	92,900	(5)
Peter Osborne(6)		—	—	—	—	—	—	—	—	—	—
Lian Cunningham, MD,PhD		2,533	63,330	72,378
	2/13/07				—	—	—	3,210	—	9.29	29,821
	2/13/07				—	—	—	—	3,500	9.29	22,604
	2/13/07				—	10,000	—	—	—	9.29	92,900	(7)
Mohan Sancheti		2,523	63,070	72,080
	2/13/07				—	—	—	3,040	—	9.29	28,242
	2/13/07				—	—	—	—	2,333	9.29	15,067
	2/13/07				—	10,000	—	—	—	9.29	92,900
Mark Saxton		10,800	140,500	(4)
	5/18/07				—	—	—	4,000	—	12.21	48,840
	5/18/07				—	—	—	—	10,000	12.21	86,458
	5/18/07				—	7,500	—	—	—	12.21	91,575

(1)	Contingent performance restricted stock unit awards are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column above. Contingent performance restricted stock unit awards granted in 2007 have been earned based on achievement of performance objectives for the period January 1, 2007 to December 31, 2007.

(2)	The exercise or base price for all stock and option awards is equal to the closing market price per share of the Company’s Common Stock on the date of grant.

(3)	Values expressed represent the grant date fair value of equity and option awards granted in 2007, as determined pursuant to SFAS No. 123(R) utilizing the assumptions discussed in Note 7, “Share Based Compensation,” in the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	The overachievement bonus does not have a cap.

(5)	When Mr. Marcotte resigned effective October 1, 2007, the contingent performance restricted stock unit award granted to him on February 13, 2007 was cancelled and did not vest on January 1, 2008.

(6)	Mr. Osborne worked as a consultant to the Company during 2007 and did not receive any equity grants during that time.

(7)	The contingent performance restricted stock unit award granted on February 13, 2007 to Dr. Cunningham was not earned, was not vested at January 1, 2008, and was cancelled by the Committee in January 2008.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table shows the outstanding equity awards to the Company’s Named Executive Officers at fiscal year end.

	Option Awards						Stock Awards
											Equity
										Equity	Incentive
				Equity						Incentive	Plan Awards:
				Incentive						Plan Awards:	Market or
				Plan Awards:					Market	Number of	Payout Value
	Number of	Number of		Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities		Securities			Shares or		Shares or	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			Units of		Units of	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That		Stock That	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)(2)	($)(1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)

Brian E. Farley	2,431	9,236	(3)		$9.29	2/12/2017
	7,906	8,594	(7)		8.47	1/24/2016
	68,750	31,250	(10)		10.86	3/21/2015
	65,277	1,389	(14)		3.00	1/22/2014
	66,666				1.50	1/12/2013
	33,333				1.50	1/24/2012
	26,666				1.50	8/20/2011
	8,893				1.50	7/25/2011
	13,333				7.14	1/23/2011	15,000	(15)	217,800
							7,700	(17)	111,804
							8,250	(21)	119,790
										30,000	435,600
Total	293,255	50,469					30,950		449,394	30,000	435,600
Timothy A. Marcotte	—	—					—		—	—	—
Total	—	—					—		—	—	—
Peter Osborne	—	—					—		—	—	—
Total	—	—					—		—	—	—
Lian Cunningham, MD, PhD	73	2,771	(3)		9.29	2/12/2017
	84	2,083	(7)		8.47	1/24/2016
	729	11,667	(9)		10.00	4/20/2015
	84	583	(12)		9.00	7/18/2014	3,210	(17)	46,609
							3,000	(21)	43,560
										5,000	72,600
Total	970	17,104					6,210		90,169	5,000	72,600
Mohan Sancheti	486	1,847	(3)		9.29	2/12/2017
	20,833	29,167	(6)		7.16	4/23/2016	750	(18)	10,890
							1,540	(17)	22,361
							11,250	(20)	163,350
										10,000	145,200
Total	21,319	31,014					13,540		196,601	10,000	145,200
Mark Saxton	1,667	8,333	(4)		12.21	5/17/2017
	406	1,094	(5)		6.96	10/31/2016
	8,611	1,389	(8)		11.18	5/11/2015
	708	292	(11)		12.00	2/27/2015
	2,986	347	(13)		3.00	5/23/2014
	500				1.50	7/27/2013
	2,999				1.50	4/22/2013	4,000	(16)	58,080
							825	(19)	11,979
							8,000	(22)	116,160
										7,500	108,900
Total	17,877	11,455					12,825		186,219	7,500	108,900

(1)	The market value was calculated based on the closing market price per share of the Company’s Common Stock on the last trading day of 2007, $14.52 per share.

(2)	The number of performance units disclosed is based on target performance goals that were achieved.

(3)	The options were granted on February 13, 2007 and vest monthly over 48 months beginning February 13, 2007.

(4)	The options were granted on May 18, 2007 and vest monthly over 48 months beginning May 18, 2007.

(5)	The options were granted on November 1, 2006 and vest monthly over 48 months beginning November 1, 2006.

(6)	The options were granted on April 24, 2006 and vest 25% after the first year, beginning April 24, 2006, and the remaining shares vest monthly over 36 months thereafter.

(7)	The options were granted on January 25, 2006 and vest monthly over 48 months beginning January 25, 2006.

(8)	The options were granted on May 12, 2005 and vest monthly over 48 months beginning May 12, 2005.

(9)	The options were granted on April 21, 2005 and vest monthly over 48 months beginning April 21, 2005.

(10)	The options were granted on March 22, 2005 and vest monthly over 48 months beginning March 22, 2005.

(11)	The options were granted on February 28, 2005 and vest monthly over 48 months beginning February 28, 2005.

(12)	The options were granted on July 19, 2004 and vest monthly over 48 months beginning July 19, 2004.

(13)	The options were granted on May 24, 2004 and vest monthly over 48 months beginning May 24, 2004.

(14)	The options were granted on January 23, 2004 and vest monthly over 48 months beginning January 23, 2004.

(15)	The restricted shares were granted on May 18, 2007 and vested 25% on October 6, 2007; 25% on April 6, 2008; 25% on October 6, 2008; and 25% on April 6, 2009.

(16)	The restricted shares were granted on May 18, 2007, and vest 25% per year, beginning May 18, 2008.

(17)	The restricted shares were granted on February 13, 2007, and vest 25% per year, beginning February 13, 2008.

(18)	The restricted shares were authorized on February 13, 2007 for grant on March 1, 2007, and vested 50% upon grant date; 25% on March 1, 2008; and 25% on March 1, 2009.

(19)	The restricted shares were granted on November 1, 2006, and vest 25% per year, beginning November 1, 2007.

(20)	The restricted shares were granted on April 24, 2006, and vest 25% per year, beginning April 24, 2007.

(21)	The restricted shares were granted on January 25, 2006, and vest 25% per year, beginning January 25, 2007.

(22)	The restricted shares were granted on November 14, 2005, and vest 25% per year, beginning November 14, 2006.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table sets forth certain information with respect to the Named Executive Officers concerning exercise of stock options and vesting of stock during the fiscal year ended December 31, 2007. No stock appreciation rights were held by the Named Executive Officers at any time during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Brian E. Farley	47,679	595,320	7,750	101,525
Timothy A. Marcotte	62,153	571,680	1,100	10,670
Peter Osborne(2)	—	—	—	—
Lian Cunningham, MD, PhD	40,092	323,575	6,000	69,125
Mohan Sancheti	—	—	4,500	51,563
Mark Saxton	5,000	59,000	4,275	65,279

(1)	The value realized by the Named Executive Officer was calculated based on the difference between the closing market price per share of the Company’s Common Stock on the date of exercise and the applicable exercise price.

(2)	Mr. Osborne worked as a consultant to the Company during 2007 and did not receive any equity grants during that time.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL AGREEMENTS

In May 2001, the Board of Directors adopted the VNUS Severance Plan for Management and Key Employees. This plan was amended in October 2005. Pursuant to the plan, as amended, certain employees, including the Named Executive Officers and other vice presidents and managers, are entitled to receive specified benefits if they are terminated without cause or if they terminate their employment for good reason within two years following a change of control of VNUS Medical Technologies. The terms “cause,” “good reason” and “change of control” are defined below. Benefits under the plan include:

•	full vesting and immediate exercisability of all stock options held by the employee;

•	full vesting of all restricted stock units held by the employee;

•	immediate lapsing of any repurchase rights relating to shares of the Company’s stock held by the employee;

•	continuation of all life, medical, dental, vision and disability insurance benefits for a period ranging from a minimum of three months (for managers that are terminated between one and two years following a change of control) to a maximum of one year (for the Chief Executive Officer, Chief Financial Officer and vice presidents that are terminated within one year following a change of control);

•	for termination within one year following a change of control, a lump-sum severance payment ranging from 33% of base salary and bonus for managers and 100% of base salary and bonus for the Chief Executive Officer and vice presidents; and

•	for termination between one and two years following a change of control, a lump-sum severance payment ranging from 25% of base salary and bonus for managers and 67% of base salary and bonus for the Chief Executive Officer and vice presidents.

A “change of control” will generally be triggered under the change of control agreements upon:

•	the acquisition by a person or entity of 50% or more of either the Company’s then outstanding shares or the combined voting power of the Company’s then outstanding securities;

•	a change in the composition of the majority of our Board of Directors without the approval of the existing Board;

•	a merger of the Company (other than a merger following which our securities represent at least 50% of the combined voting power of the securities of the surviving entity); or

•	the approval of our shareholders of a plan of complete liquidation or dissolution of the Company or if there is a sale by us of all or substantially all of our assets.

We will generally have “cause” under the change of control agreements to terminate an executive upon:

•	the willful and deliberate failure by the executive to perform substantially the duties and responsibilities of the executive’s position;

•	the conviction of the executive for a felony or other crime involving moral turpitude; or

•	willful misconduct by the executive which is demonstrably injurious to us or our reputation.

Under the change of control agreements, “good reason” includes:

•	removal of duties customarily assigned to a person with executive’s title or a substantial adverse alteration in the nature or status of such duties, provided that such a change will not be deemed to have occurred simply by virtue of a change of control, the fact that we become a subsidiary of another entity or our status changing from publicly-traded to privately-held;

•	a reduction in the executive’s base salary;

•	our failure to continue to provide certain compensation and benefits; and

•	a requirement that the executive’s principal place of employment be located greater than 25 miles from where the executive’s principal place of employment was located immediately prior to the change in control.

The VNUS Severance Plan for Management and Key Employees is Exhibit 10.6 to our Annual Report on Form 10-K filed on March 14, 2008.

The following table shows the potential payments and benefits that would be provided to the Named Executive Officers in the event of a termination of employment without cause or in the event that the employee terminates employment for good reason following a change of control:

Termination or Change in Control Payments
Termination Within One Year After Change in Control

					Accelerated
	Lump Sum	Lump Sum	Continuation	Accelerated	Vesting of
	Severance	Severance	of Health	Vesting of	Restricted
	Salary	Bonus	Benefits for	Stock Options	Stock Units
	Payment	Payment	One Year	Granted	Granted	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Brian E. Farley	360,000	216,000	15,680	230,674	884,994	1,707,348
Timothy A. Marcotte(6)	—	—	—	—	—	—
Peter Osborne(7)	—	—	—	—	—	—
Lian Cunningham, MD, PhD	180,944	63,330	15,680	83,047	162,769	505,770
Mohan Sancheti	180,200	63,070	15,680	224,329	341,801	825,080
Mark Saxton	175,000	140,500	16,900	36,892	295,119	664,411

(1)	Salary is based on a maximum of 100% of 2007 base salary.

(2)	Bonus payment is based on a maximum of 100% achievement of target revenue and performance criteria.

(3)	Benefits are paid for one (1) year.

(4)	Calculated as the intrinsic value per option, multiplied by the number of options that become immediately vested upon a change in control. The intrinsic value per option is calculated as the excess of the closing market price on the NASDAQ Stock Market on December 31, 2007 over the exercise price of the option.

(5)	Calculated as the intrinsic value per restricted stock unit, multiplied by the number of restricted stock units that become immediately vested upon a change in control. The intrinsic value per restricted stock unit is the closing market price on the NASDAQ Stock Market on December 31, 2007, which was $14.52 per share.

(6)	When Mr. Marcotte resigned his position with the Company, effective October 1, 2007, he became ineligible for termination or Change in Control payments.

(7)	Mr. Osborne was not eligible for termination or Change in Control payments since he was working as a consultant for the Company during 2007.

Termination or Change in Control Payments
Termination Between One and Two Years After Change in Control

					Accelerated
	Lump Sum	Lump Sum	Continuation	Accelerated	Vesting of
	Severance	Severance	of Health	Vesting of	Restricted
	Salary	Bonus	Benefits for	Stock Options	Stock Units	Total
	Payment	Payment	One Year	Granted	Granted	($)
Name	($)(8)	($)(9)	($)(10)	($)(4)	($)(5)	(g)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Brian E. Farley	241,200	144,720	10,453	230,674	884,994	1,512,041
Timothy A. Marcotte(6)	—	—	—	—	—	—
Peter Osborne(7)	—	—	—	—	—	—
Lian Cunningham, MD, PhD	121,232	42,431	10,453	83,047	162,769	419,932
Mohan Sancheti	120,734	42,257	10,453	224,329	341,801	739,574
Mark Saxton	117,250	94,135	11,267	36,892	295,119	554,663

(8)	Salary is based on a maximum of 67% of 2007 base salary.

(9)	Bonus payment is based on a maximum of 67% achievement of target revenue and performance criteria.

(10)	Benefits are paid for eight (8) months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights

We have entered into an agreement with former holders of our preferred stock, including entities affiliated with some of the directors and holders of 5% or more of our voting securities, whereby we have granted them registration rights with respect to their shares of Common Stock that were issued upon conversion of their preferred stock. In particular, beginning in April 2005, certain holders of approximately 6,700,000 shares of Common Stock or their transferees, including the holders of shares of Common Stock issuable upon the exercise of outstanding warrants, will have the right to require us to effect a registration under the Securities Act of 1933, as amended (the “Securities Act”), with respect to shares of registrable securities having an expected aggregate offering price of at least $10 million. Within 10 days of the receipt of such request for registration, we are required to notify all of the holders of registrable securities and allow them the chance to participate in the registration. Generally, these registration rights include the following:

•	Two demand registration rights, which require us to register sales of such holders’ shares so long as such shares have an expected aggregate offering price of at least $10 million, subject to the discretion of the Board of Directors to delay the registration for up to 120 days not more than once in any 12-month period and subject to our right to refuse the registration request if we have effected a registration statement within the last three months.

•	An unlimited number of piggyback registration rights, which requires us to register sales of a holder’s shares when we undertake a public offering other than in connection with (a) a registration relating solely to employee benefit plans, (b) a registration relating to a Rule 145 transaction or (c) the investors’ demand registration rights noted above. However, the managing underwriter, if any, of any such offering has the right to limit the number of the registrable securities proposed to be included in such registration. The managing underwriter will not have the right, however, to limit the number of such holders’ registrable securities to less than 25% of the total number of securities proposed to be included in such registration.

•	Following our eligibility to register shares on Form S-3, holders of registration rights may require us to register sales of shares on Form S-3 up to two times if the holders request registration of the sale of more than $1 million of Common Stock, subject to the discretion of the Board of Directors to delay the registration for a period not to exceed 90 days not more than once in any 12-month period.

We will bear all registration expenses if these registration rights are exercised, other than underwriting discounts and commissions.

Indemnification Arrangements

Pursuant to our charter and bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding, arising by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise. Our charter and bylaws provide that the Company shall advance payment of expenses incurred by an officer or director who may be entitled to indemnification in defending an action, suit or proceeding for which indemnification may be required. Our charter and bylaws permit us to purchase and maintain insurance on behalf of a person who is or was a director or officer of the Company or, at our request, served in such a capacity or as an employee or agent of another enterprise. We have entered into indemnity agreements with our directors and officers. The indemnity agreements generally provide for the indemnification of the indemnitee and for advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred in various legal proceedings in which the indemnitee may be involved by reason of his or her service as an officer or director.

Employment Arrangements

On April 3, 2007, the Board of Directors appointed William A. Franklin as Vice President of Regulatory Affairs and Quality Assurance, effective April 2, 2007. The terms of Mr. Franklin’s employment with the Company are governed by an offer letter dated March 19, 2007. The offer letter provides that Mr. Franklin will be paid an annual base salary of $195,000 and will be eligible to participate in the Company’s 2007 officer bonus plan with a maximum bonus of 35% of Mr. Franklin’s base salary. The offer letter also provides that, subject to Board of Directors approval, Mr. Franklin will receive an award of 15,000 restricted stock units (“RSUs”) and an option to purchase 50,000 shares of the Company’s Common Stock.

On December 3, 2007, the Board of Directors appointed Kirti Kamdar as Senior Vice President of Research & Development of VNUS. The terms of Mr. Kamdar’s employment with the Company are governed by an offer letter dated October 10, 2007. The offer letter provides that Mr. Kamdar will be paid an annual base salary of $250,000 and will be eligible to participate in the Company’s 2007 officer bonus plan with a maximum bonus of approximately 35% of Mr. Kamdar’s base salary, pro-rated to Mr. Kamdar’s date of hire

Effective January 15, 2008, the Company entered into an offer letter with Peter Osborne, the Company’s Chief Financial Officer, Treasurer, and Vice President of Finance and Administration. Pursuant to the terms of the offer letter, Mr. Osborne will be paid an annual base salary of $280,000 and will be eligible to participate in the Company’s 2008 officer bonus plan with a maximum bonus of approximately 35% of Mr. Osborne’s base salary, pro-rated to Mr. Osborne’s date of hire. The offer letter also provides that, subject to Board of Directors approval, during an open trading window he will receive an award of 20,000 RSUs, a contingent award of at least 10,000 RSUs with the criteria for achievement of the contingent award determined by the Compensation Committee, and an option to purchase 60,000 shares of Common Stock.

Severance Plan

We have adopted a VNUS Severance Plan for Management and Key Employees. See “Employment Contracts, Termination of Employment and Change in Control Agreements,” above.

Family Relationships

There are no family relationships between any of our current directors, nominees for director or executive officers.

Procedures for Approval of Related Person Transactions

As provided by the Company’s Audit Committee Charter and in accordance with the Company’s Corporate Governance Guidelines, the Audit Committee of the Board of Directors reviews all related party transactions and potential conflict of interest situations on an ongoing basis, and such transactions must be approved by the Audit Committee. The Company’s Corporate Governance Guidelines provide that existing related party transactions are reviewed on an ongoing basis, but not less than annually, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were previously approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented and reaffirming the continuing desirability of and need for each related party arrangement. Newly proposed related party transactions are reviewed by independent directors, who have the authority to hire and consult with outside financial, legal and other advisors as they deem appropriate in their evaluation of any such proposed transactions. The information provided to the directors reviewing a transaction must be sufficiently comprehensive so that directors can reach informed decisions about related party transactions.

EQUITY COMPENSATION PLANS

The following table sets forth, for each of our equity-based compensation plans, the number of shares of our Common Stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options and the number of shares remaining available for future award grants as of December 31, 2007.

Equity Compensation Plan Information

Number of
	Number of		Securities
	Securities to be		Remaining
	Issued upon	Weighted-Average	Available for
	Exercise of	Exercise Price of	Future Issuance
	Outstanding	Outstanding	under Equity
	Options, Warrants	Options, Warrants	Compensation
Plan Category	and Rights	and Rights	Plans

Equity compensation plans approved by stockholders	1,717,205	$5.63	1,363,121
Equity compensation plans not approved by stockholders	—	—	—
Total	1,717,205	$5.63	1,363,121

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports will not be incorporated by reference into any such filings, nor will they be deemed to be soliciting material or deemed filed with the SEC under the Securities Act or under the Exchange Act.

The information contained in the following Report of the Compensation Committee and Report of the Audit Committee are not considered proxy solicitation materials and are not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act or the Exchange Act that might incorporate by reference filings made by the Company under those statutes, the Report of the Compensation Committee and Report of the Audit Committee shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

W. James Fitzsimmons
Kathleen D. LaPorte
Michael J. Coyle

Date: April 18, 2008

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees our independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements and financial reporting, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and our financial management personnel. Our management is responsible for:

•	the preparation, presentation and integrity of our financial statements;

•	establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f));

•	evaluating the effectiveness of disclosure controls and procedures; and

•	evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007 with Company management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications)). This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC. Previously, the Audit Committee approved the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2008.

Submitted by the Audit Committee of the Board of Directors:

Edward W. Unkart
Lori M. Robson, Ph.D.
Gregory T. Schiffman

Date:  April 18, 2008

FEES BILLED TO REGISTRANT BY PRICEWATERHOUSECOOPERS LLP

The following table summarizes the aggregate fees billed to us for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for fiscal years 2007 and 2006, respectively, and fees billed for other services rendered by PricewaterhouseCoopers LLP:

Fee Category	2007	2006

Audit Fees(a)	$889,438	$1,035,406
Audit-Related Fees	—	31,181
Tax Fees(b)	4,700	44,150
All Other Fees	6,600	4,097

Total	$900,738	$1,114,834

(a)	Fees for audit services billed in 2007 and 2006 consisted of:

•	Integrated audit of our 2006 and 2007 annual financial statements and of its internal control over financial reporting; and

•	Consents and other services related to SEC matters.

(b)	Fees for tax services billed in 2006 and 2007 consisted of tax compliance and advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of federal, state and local income tax return assistance.

In considering the nature of the services provided by the independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee is responsible for reviewing the terms of the proposed engagement of the independent registered public accounting firm for audit or permissible non-audit services and for pre-approving all such engagements. The Audit Committee may delegate authority to one member of the Audit Committee to provide such pre-approvals, provided that such person will be required, for informational purposes only, to report all such approvals to the full Audit Committee at its next scheduled meeting. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee or its delegate. In providing any pre-approval, the Audit Committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence. In fiscal years 2006 and 2007, all of the Audit Fees and Audit-Related Fees paid to our independent registered public accounting firm were pre-approved by the Audit Committee pursuant to our policy.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the year ended December 31, 2007, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2008. PricewaterhouseCoopers LLP was initially engaged by us on January 7, 2003. In deciding to select PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm. Based on such review and discussions, the Audit Committee concluded that neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our independent registered public accounting firm.

Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select PricewaterhouseCoopers LLP as our independent registered public accounting firm, we believe such ratification to be desirable. Accordingly, we are requesting that stockholders ratify, confirm and approve the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm to conduct the annual audit of the consolidated financial statements of VNUS Medical Technologies and its subsidiaries for the year ended December 31, 2008. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee may select PricewaterhouseCoopers LLP notwithstanding the failure of the stockholders to ratify its selection. The Audit Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee will continue to conduct an ongoing review of PricewaterhouseCoopers LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace PricewaterhouseCoopers LLP at any time.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the stockholders.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” RATIFICATION.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

It is currently contemplated that our 2009 annual meeting of stockholders will be held on or about May 22, 2009. In the event that a stockholder desires to have a proposal considered for presentation at the 2009 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received at our principal executive offices by December 19, 2008. Any such proposal must comply with the requirements of our Bylaws and Rule 14a-8 promulgated under the Exchange Act.

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2009 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal or nomination no later than 90 days or no earlier than 120 days before May 22, 2009 (i.e., the 1-year anniversary of the Meeting) (provided, however, that in the event that the date of the 2009 annual meeting of stockholders is more than 30 days before or more than 70 days after May 22, 2009, the notice must be delivered to us no earlier than 120 days prior to the 2009 annual meeting of stockholders and no later than the later of (i) 90 days before the 2009 annual meeting of stockholders or (ii) 10 days following the day the 2009 annual meeting of stockholders is first announced by us). If the notice is not received by such date, it will be considered untimely under our Bylaws, and we will have discretionary voting authority under proxies solicited for the 2009 annual meeting of stockholders with respect to such proposal, if presented at the meeting. All notices must comply with the requirements of our Bylaws.

Proposals and notices should be directed to the attention of the Director of Human Resources and Interim Secretary, VNUS Medical Technologies, Inc., 5799 Fontanoso Way, San Jose, California 95138.

ANNUAL REPORT

A copy of our 2007 Annual Report on Form 10-K which includes the financial statements, but excludes Form 10-K exhibits, is being mailed to each stockholder of record as of April 11, 2008, together with all the proxy materials. Copies of our 2007 Annual Report on Form 10-K are available free of charge on our website at www.vnus.com, or you may request a copy free of charge by calling Investor Relations at (925) 938-2678.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be presented for consideration at the Meeting. However, if any other matter is presented properly for consideration and action at the Meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holder.

By Order of the Board of Directors,

Cindee Van Vleck
Interim Secretary and Director of Human Resources

April 18, 2008

Mark, sign and date your
proxy card and return it in
the postage-prepaid envelope
provided or return to VNUS
Medical Technologies, Inc.,
c/o Computershare,
1745 Gardena Avenue,
Glendale, California
91204.

▼ DETACH PROXY CARD HERE ▼
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
VNUS MEDICAL TECHNOLOGIES, INC.

The Board of Directors recommends a vote FOR Items 1 and 2.
1.	Nominees for Director:

Edward W. Unkart	☐FOR	☐WITHHOLD
Michael J. Coyle	☐FOR	☐WITHHOLD

2.	Ratification of Appointment of Independent Registered Public Accounting Firm.
☐ FOR ☐ AGAINST ☐ ABSTAIN
Unless otherwise specified, this proxy will be voted FOR the listed nominees for director and FOR ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of VNUS Medical Technologies, Inc.
Please sign exactly as the name or names appear in this proxy. If the stock is issued in the name of two or more persons, all of them should sign this proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executors, administrators and trustees so indicate when signing.

Dated:		, 2008

Signature

Signature (Joint Owners)
I/We do ☐ do not ☐expect to attend this meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE CORRECTIONS ON THE MAILING LABEL.	☐

PROXY
VNUS MEDICAL TECHNOLOGIES, INC.
Annual Meeting of Stockholders — May 23, 2008
This Proxy is solicited on behalf of the Board of Directors
The undersigned appoints Peter Osborne as proxy for the undersigned, with full power of substitution, to represent and to vote all the stock of the undersigned on the following matters as described in the Proxy Statement accompanying the Notice of Annual Meeting, receipt of which is hereby acknowledged, and according to the proxy holder’s discretion, on all matters that may be properly presented for action at the Annual Meeting of Stockholders of VNUS Medical Technologies, Inc. to be held on Friday, May 23, 2008 and at any adjournment(s) or postponement(s) thereof. If properly executed, this proxy shall be voted in accordance with the instructions given. To the extent no directions are given on a proposal, the proxy holder will vote FOR the nominees listed on the reverse side of this proxy and FOR ratification of the appointment of the independent registered public accounting firm and, in the discretion of the proxy holder, on other matters that may properly be presented at the Meeting. The undersigned may revoke this proxy at any time prior to its exercise or may attend the Meeting and vote in person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED POSTAGE-PREPAID ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE